                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               Amendment No. 1 to
                                   FORM SB-2/A
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                CONCENTRAX, INC.

             (Exact Name of Registrant as Specified in its Charter)

         NEVADA                       3663                   65-0887846
         ------                       ----                   ----------
   (State of Incorporation)       (Primary Standard           (IRS Employer
                              Industrial Code No.)       Identification No.)

                          2400 Augusta Place Suite 425
                              HOUSTON, TEXAS 77057
          (Address and Telephone Number of Principal Executive Offices)

                             Mark Gifford, President
                                Concentrax, Inc.
                          2400 Augusta Place Suite 425
                              Houston, Texas 77057
                                 (888) 340-9715

           (Name, Address, and Telephone Number of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / x /

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a) (1) of this Form, check the following box. /x/ If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the
Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. /   /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. /   /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. /   /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the following box. /   /



                               CALCULATION OF REGISTRATION FEE

Title of Shares        Amount         Proposed Maximum       Proposed  Maximum        Amount of
    to be              to be           Offering Price            Aggregate          Registration
  Registered       Registered (1)        Per Unit            Offering Price (2)         Fee
------------------------------------------------------------------------------------------------
Common                1,512,500              $0.27                 $408,375             $37.57
Common(3)             1,187,500              $0.55                 $653,125             $60.08
                     ---------                                    ---------           --------
TOTAL                 2,700,000                                    $519,070             $97.65(4)


(1) The total of this column represents the aggregate of 118,750 Units sold in a Regulation D, Rule 506 Offering (with each Unit consisting of 10 shares of Common Stock and 10 Common Stock Purchase Warrants) and 325,000 shares that were issued to consultants for services. The number listed first, 1,512,500, represents the 1,187,500 shares that were a constituent part of the Units sold plus the 325,000 shares issued to consultants. The second number listed, 1,187,500, represents the Warrants that were a constituent part of the Units sold, as exercised into shares of Common Stock. All shares registered herein, including shares to which Warrants will be exercised, were issued with registration rights. Warrants convert to Common Stock on a one for one basis.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act.

(3) This amount represents Warrants that are exercisable into shares. The exercise price is variable: the higher of $0.35 per share OR 55% of the 20 day average bid and ask price on the OTC Bulletin Board. The amount used in this calculation represents 55% of the 20 day average bid and ask price.

(4) The total fee is $97.66, however, $47.75 was paid previously in the initial SB-2 registration statement filing. The number represented is the balance of the filing fee.

The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                                   PROSPECTUS

                                       of

                               2,700,000 Shares of

                                CONCENTRAX, INC.

                                  COMMON STOCK

Offering Price: The shares will be offered for sale from time to time at market or negotiated prices.

Selling Shareholders: The Concentrax shareholders identified on page 22 of this prospectus, not CONCENTRAX, INC. itself, are offering all of the shares to be sold in the Offering. The selling shareholders are acting individually, not as a group. Except as otherwise disclosed herein, Concentrax, Inc. will not receive any proceeds from sales of shares by these selling shareholders. The 2,700,000 shares being offered for registration represents 1,512,500 presently issued shares of Common Stock, and 1,187,500 Common Stock Purchase Warrants; with each Warrant being exercisable into one share of Common Stock.

Trading Market: Concentrax common stock is traded on the Over The Counter Bulletin Board (the OTCBB) under the symbol CTRX.

Investing in our Common Stock involves a high degree of risk.

See RISK FACTORS beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities regulators has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED MARCH 31, 2003

                              TABLE OF CONTENTS

                                                                     Page

             PART I - INFORMATION NOT REQUIRED IN PROSPECTUS

     SUMMARY                                                           4

     OUR BUSINESS                                                      4

     OUR HISTORY                                                      10

     RISK FACTORS                                                     12

     MANAGEMENT'S DISCUSSION AND ANALYSIS AND
     FINANCIAL CONDITION AND RESULTS OF OPERATIONS                    15

     USE OF PROCEEDS                                                  20

     DILUTION                                                         21

     SELLING SHAREHOLDERS                                             22

     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                   22

     PLAN OF DISTRIBUTION                                             22



     DESCRIPTION OF CAPITAL STOCK                                     24

     LEGAL MATTERS                                                    25

     DIRECTORS AND EXECUTIVE OFFICERS OF CONCENTRAX, INC.             25

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     AND MANAGEMENT PRINCIPAL SHAREHOLDERS                            26

     EXPERTS                                                          27



     WHERE YOU CAN FIND MORE INFORMATION                              27

     INCORPORATION OF CERTAIN INFORMATION BY REFERENCE                28


             PART II - INFORMATION NOT REQUIRED IN PROSPECTUS



     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION                      30
     INDEMNIFICATION OF OFFICERS AND DIRECTORS                        30
     RECENT SALES OF UNREGISTERED SECURITIES                          30

DECEMBER 31, 2002 AUDITED FINANCIAL STATEMENTS                     F1-F9

     UNDERTAKINGS                                                     32

     SIGNATURES                                                       33

     INDEX TO EXHIBITS                                                34

You should rely only on the information contained in this prospectus and the accompanying materials delivered with it. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders listed on page 21 are offering to sell, and seeking offers to buy, shares of Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                     SUMMARY

This summary highlights information contained elsewhere in this prospectus. It contains a summary of the most significant aspects of the offering that you should consider before investing in our Common Stock. The securities offered hereby involve a high degree of risk. Prior to making an investment decision, potential investors should carefully review the entire prospectus, with special attention given to the information under RISK FACTORS beginning at page 12. As used throughout this prospectus, the terms "CONCENTRAX", "we", "us", and "our" refer to CONCENTRAX, INC.

The purpose of this pre-effective amendment is to (a) correct a typographical/mathematical error from our initial filing in September of 2002; and (b) to provide updated financial and other information. Due to an SEC inquiry and investigation into press releases issued by the Company, and the resulting temporary suspension on the trading of our Common Stock, the review of this registration statement was delayed.

                                  OUR BUSINESS

Concentrax Inc. ("we", "us", or "the Company") provides monitoring and tracking systems for the automobile, equipment and air cargo container industries. Our primary product, called "Track-Down" is a self-contained (i.e. portable and operational without additional components) transceiver Unit that can be installed in vehicles and essentially any movable equipment that has a battery. We provide a responsive and efficient system for vehicle and asset monitoring that accomplishes accurate tracking by using Global Positioning Satellite, existing cellular telephone networks and a single-wire device that is hooked up to the vehicle's battery.

Our President, Mr. Gifford, has a strong background in vehicle security. Due to his known expertise in this field, he was approached by a heavy equipment rental company and its theft insurance carrier to develop a vehicle locating device. After Mr. Gifford's initial research indicated the feasibility of such a device, the insurance carrier declined to fund the required research and development. Mr. Gifford then organized American Tracking Services, Inc. to develop the device, and he secured private investors. Although American Tracking Services, Inc. developed two types of tracking devices, a passive and active vehicle locating Unit (both Locator Units referred to herein as the "Locator Unit" or "Track-Down Unit" or "VLU"), American Tracking Services, Inc. lacked the funding to produce and market the Locator Units. American Tracking Services, Inc. was voluntarily dissolved with the intent to form a new company to exploit the devices. Soon thereafter, the Company, then named Miami Dade Ventures, Inc., learned of the opportunity and negotiated the acquisition of the business and assets from Mr. Gifford, the other shareholders and the investors, and then changed the Company's name to Concentrax, Inc., as it was more descriptive of its business.

The Company is engaged in: (a) marketing and selling the Concentrax Locator Units; and (b) providing the monitoring and reporting services of a central control station. The Locator Units are assembled by a non-related manufacturing company to the Company's specifications. The original design of the Locator Units was of two types: (1) the passive type; and (2) the active type. The fundamental difference between the two types was that the passive type alerted or reported only when it was queried by the control station and the responses had to be interpreted by the operator, while the active type alerted or reported without any prompting from the control station whenever any anomaly occurred (e.g. movement outside pre-set geographical limits or engine start-up during non-working hours). Today, the Vehicle Locating Unit has had this passive/active functionality combined in a single unit. The Vehicle Locating Unit can be programmed to report automatically when anomalies occur or it can be manually queried anytime by the vehicle's owner.

VLU's have a wide range of potential uses, from sales and service vehicles, courier service fleets, taxi cab fleets, any trucking fleet, and virtually any company that has movable assets. All is required is that the asset have a battery to utilize a VLU.

APPLICATIONS

Heavy Equipment and Truck Fleets: A prominent application for Track-Down is in tracking heavy equipment. Without a tracking mechanism, owners of heavy equipment risk theft, unauthorized detours or problems associated with the vehicles being temporarily missing in action or used for unapproved jobs or projects. These occurrences are not uncommon when a leasing contractor completes his use of the equipment early and sub-leases the equipment to an unauthorized third party. Mark Gifford, our president, was presented with this challenge several years ago, which led him to develop the VLU. In such a situation, the VLU is pre-programmed with the geographical parameters of the approved job site and if the piece of equipment were moved off-site, the unit would call the central control station and report its movement.

Auto Leasing Companies: A similar application is appropriate with automobile leasing companies, which companies generally place restrictions on the movement of their cars either out of state or out of country. The money lost per year on missing or stolen vehicles is significant. Track-Down can virtually eliminate the problem.

Air Cargo Containers: At any given time a high percentage of an airline's containers are "lost", which means they are not in use generating revenue. Our solution is to affix the passive type of VLU to each air cargo freight container along with its own small battery. Since the unit is "passive" it will only require full power when queried, the rest of the time it will "sleep" drawing minimal power. Under this mode of operation, the battery will last a considerable time and it can be recharged when the container goes through semi-annual inspections and refurbishments. Then, with the specific VLU related to a specific container, a query to the VLU would reveal the location of the container, which can be all done from a personal computer.

Municipalities: We have pursued school districts to mount the active units on school buses. By having the units report at specific, short term intervals, the central control station can determine the route and speed of the buses; information of which the school districts may need in the event of an accident.

VLUs are useful for other applications in addition to vehicle location. Each VLU receives time-of-day through the GPS system and the unit can be pre-programmed with the normal hours of operation. Then, for example, if the vehicle or piece of equipment is started in the middle of the night, the "active" unit can report this event for investigation of possible theft. Other functions that can be monitored include the vehicle's battery reserve power. The units can interface with systems within the vehicle and command these systems remotely. For example the unit can automatically call the control station when an alarm is triggered, a panic button is activated, or in the case of an accident. The unit can be commanded to unlock the vehicle's doors if the driver locks the keys inside. If the vehicle is stolen, the VLU can be commanded to disable the starter, the ignition, or the vehicle's electric fuel pump if it is so equipped.

THE TRACK-DOWN SYSTEM

The Unit itself can be described as a Global Positioning Satellite transceiver Vehicle Location Unit. The monitoring and control devise is completely self-contained in that all components necessary to make the Unit work are part of the Unit itself. Each Unit contains an on-board mini-computer providing two-way communications via existing cellular telephone networks. Because the Locator Unit is intelligent and processes its own sensory data, it communicates with the command center only when a pre-defined event requires the attention of an operator, or when the operator wishes to check on the vehicle or communicate a command. This low volume of communications traffic allows the command center to monitor a vast number of Locator Units without concerns for capacity, and is very cost effective to the user. The user can access the status of their asset or vehicle directly from their own Internet connection.

With intelligent, remotely programmable Locator Units memory, the Track-Down system provides the customer with the ability to reprogram alarm states and redefine acceptable operating parameters by remote control, via the Internet, without physically accessing the vehicle or Unit itself. This is achieved by the use of a controller inside the memory of the Locator Unit, which enables the customer to reprogram and redefine acceptable operating parameters. The remote Locator Unit also performs a variety of internal monitoring and diagnostic routines, alerting system operators to any potential Unit failure such as memory failure, memory parity error, low battery, input-output cycle failure and operating system error.

A second key attribute is our use of an on-board cellular telephone radio, which enables the system to function without the installation of a large network of dedicated antennas or other infrastructure. Since the Track-Down system can communicate on a predetermined schedule or only when an alarm occurs or an operator initiates communication, the cost of cellular transmission is minimal, and the capability to operate using existing communications infrastructure enhances flexibility and enables rapid expansion of the system.

The Track-Down system can be operated using Microsoft Windows based commands and control icons in a highly intuitive user interface that relates to Global Positioning Satellite and mapping software. It has familiar, user-friendly characteristics that should make our Unit and our system very appealing to our customers.

The installation of our Unit involves essentially one step, and can be accomplished by any non-technical person. For most situations, customers will be able to service the Unit themselves quite simply, without having to rely on complex or expensive technical support. This ease of installation provides a portability function, allowing rental fleets to move a Unit from vehicle to vehicle thereby conserving the need to purchase Locator Units for all vehicles in their fleets that are currently being leased or rented.

ANTI-THEFT SYSTEM

The standard Locator Unit can be used as an Anti-Theft System. It maintains a check on its position using Global Positioning Satellite tracking technology, and alerts central operators if its location varies from the pre-defined parameters. Since each Unit provides complete two-way communication, the command center can reprogram the Locator Unit from the central control station, making it possible to redefine the acceptable operating parameters without accessing the vehicle. Additionally, safety and anti-theft features, such as a starter disable function, can be activated remotely.

The Logic of Track-Down and the basis for our patent application:

Through a single wire hook up to the host vehicle's battery, Track-Down can recognize a number of actions that occur and the Unit is programmed to react or respond according to the action. The system has the ability to evaluate an electrical occurrence and, in essence, decide whether to call the tracking center. Cellular time is expensive, without even considering the additional costs involved with maintaining or retaining a larger response staff of people to take those calls. The Track-Down system is more cost effective than other tracking devices on the market. If a Unit must constantly communicate with the tracking center, the cost of operations increases. Track-Down can recognize the following electrical occurrences, including:

1. The starting of a host vehicle. A vehicle will have a nominal voltage reading of 12 to 13.7 volts. When it is started, the voltage will drop as low as 9 volts while the vehicle is being cranked, and then will rise back to the nominal voltage after the vehicle has run for a few seconds. Track-Down accesses the time of day from the time embedded in the GPS statement it receives. Every time that the vehicle is started, it notes the time of day. If the start occurs during the normal working hours that have been programmed into the Unit, it will not call the center. All appropriate start times for the day can be stored in the Unit's memory for a download at another time for a complete report on vehicle activity. If the vehicle is started outside the programmed time window, it assumes that an unauthorized start is occurring and it calls the center automatically with a position update and a status code that informs the center of an unauthorized start. With this ability to recognize a start, the Unit can store the start time and will recognize when the vehicle's engine has been shut off, as the voltage will drop due to the alternator no longer charging. This feature, then, also functions as an effective engine hour meter for maintenance purposes.

2. The tampering of a Unit or a battery. Track-Down Unit is connected to a constant 12 volt source in the host. If this connection is severed or disconnected and the voltage drops to zero, Track-Down knows that it is being tampered with and immediately switches to its back-up battery and automatically calls home with a status code for Tampering. Track-Down, through its connection to the host vehicle's battery can also monitor the condition of the host's battery and if the vehicle's battery voltage drops below a certain level, the Unit will automatically switch to its back-up battery and continue to operate until adequate voltage has been restored to the host.

3. The removal of a vehicle or asset from its pre-defined position or course. Track-Down can be programmed to call home when a vehicle has been removed from a specified area. The Global Positioning Satellite portion of the Unit takes Global Positioning Satellite readings most of the time and these readings can be compared with the programmed settings within the Unit to verify that the Unit is being operated within the geographic boundaries currently specified for the Unit. If the vehicle is outside the boundaries, the Unit calls the tracking center with a status code for Unauthorized Movement. Other competitive tracking systems would have the tracking center computers determine whether the Unit was where it was supposed to be, thereby using cellular time and manpower to make decisions and to determine a course of action. The Track-Down does this on its own.

THE CENTRAL CONTROL FACILITY

Initially the company leased time on a server based in California. We soon realized that our customers needed more functionality than was being offered by this company and we decided to develop our own Central Server and Control Facility with our own enhanced software.

During 2002, we established a fully operational Central Server and Control Facility, (CSCF), in our offices in Houston, Texas through which all unit communications will be routed to customer tracking installations. As a result, the Company anticipates hiring additional Customer Service personnel as well as a full-time person to oversee installation of the Track-Down VLUs in customer vehicles by contract installers nationwide.

The CSCF houses all of the central data management hardware, along with the associated VLU/customer interface peripherals at Concentrax's offices in Houston, Texas and directs all reporting data and commands to and from the remote Vehicle Locating Units. Customers will interface with their units over the Internet, via a secured connection, through our facility. Included in our facility is the Track-Down Vehicle Voice Command Center, which allows users to interface with their vehicles/assets via their cellular phone as well. Using their phone, customers can locate their vehicle(s), disable its starter, and unlock its doors.

The CSCF is fully operational and operates with hardware we have specifically configured for this task. In addition, all of the proprietary Command and Control Software used in this facility is owned by Concentrax and has been developed by our own in-house development team. We can actively carry out current customer communications and commands to and from their assets and archive all of their traffic for historical reference purposes in the future. We have developed and own all of the software associated with our Vehicle Voice Command Center as well. All of the software associated with the CSCF is continually being improved for future implementation so that we will remain at the forefront of the industry. Our software is truly unique and patents are being prepared at this time for submission to the Patent and Trademark office. The effectiveness and functionality of our software can be viewed, in real time, via our web site at www.concentrax.com.

Through interaction with our Locator Units, we will provide a service enabling users to control, track, and receive notifications concerning assets that contain or are attached to a Locator Unit via the Concentrax website. The service will be provided through:

a) The Track-Down Locator Unit, which is a device capable of recognizing, receiving and decoding relevant data and sending such data, including the nature of the activating event to our CSCF;

b) The CSCF's receipt and interpretation of such data and transmission or broadcast of the interpretation of such data to the user or user's designee through wireless telephone, Internet, or land line methods.

We have entered into an OEM (Original Equipment Manufacture) Agreements with Satronics, Inc., which is located in Ventura, California. At this time, Satronics has provided us with production ready Locator Units built to our specification.

We will actively monitor the production or procurement of the Locator Units and take any commercially practicable measures reasonably necessary, including anticipatory negotiations with alternate manufacturers or suppliers, to ensure that it will be able to continuously supply the Locator Units in accordance with the schedule, technical specifications, quality standards, promotional obligations, and other requirements we are responsible for, and shall bear the cost of, obtaining any required approvals and certifications for the Locator Units from Aeris (the owner of the patented Microburst communication technology) as well as any required approvals from the FCC or any other relevant regulatory agency.

Additionally, we are responsible for distribution and sales, marketing, branding and attribution, customer service and taxes.

COMPATIBILITY WITH GLOBAL POSITIONING SATELLITE SYSTEMS

The Track-Down system interfaces with existing Global Positioning Satellite systems, enabling the Locator Unit to calculate with accuracy its position at all times, and enabling central operators to monitor and report vehicle locations within a few meters.

PROPRIETARY ERROR CORRECTION PROTOCOL

Our proprietary error correction allows the use of highly sensitive information to transmit data and commands. This advanced system is capable of transmitting up to two complete messages each second to a single Locator Unit.

MAP-BASED GRAPHICAL USER INTERFACE

Our system operates through a map-based graphical interface, which means that users will be able to access actual maps that show the location of their respective vehicles or assets. The Map database is the most current version from GeoMicro and is accessed directly through a link with our CSCF, where it is stored. The interface is user-friendly, and in Management's opinion, transparent to the user. This arrangement insures that the street maps depicted will include the most current versions available as GeoMicro is constantly updating their database as new streets are added. It employs multiple overlays to enable a single operator to efficiently track and monitor vehicle activities and compares them in relation to a variety of features including street maps, landmarks and other vehicles. The operator interface enables customers with only moderate experience to monitor and control remote assets. This database is also used to interface with customers tracking their vehicles/assets via telephone and locations are converted to spoken locations by the CSCF.

Our map database has been expanded from U.S. street maps to include Mexico, and Canada will be added shortly as well. We are currently in the process of obtaining maps for Central and South America as well as Western Europe.

MARKETING OUR PRODUCTS: APPLICATIONS

Our Locator Unit is readily applicable for monitoring vehicle traffic, offering real-time reporting capabilities that indicate vehicle locations, status and activity. Customers can interface with their vehicles via the Internet or their telephones to locate the vehicle or command certain systems within the vehicle. In addition, our system of tracking with the Locator Unit includes a state-of-the-art error correction mechanism that can distinguish subtle movements and even if the mechanism is being tampered with.

In-house sales are being promoted through Dan Harms and Associates of St. Louis, Missouri, who are targeting the retrieval or location of rental vehicles/equipment in the United States. They are in various stages of negotiation with several automobile rental/leasing companies. They have also established relationships with commercial fleet users and school districts and will be targeting this segment of the market as well.

In a similar application, we have entered into a marketing agreement with Channel Marketing Group of Houston, Texas, that is targeting new car dealerships to establish promotions and business alliances. Through New and Used Car dealerships, we will market our Locator Units and service plan(s) to auto purchasers through simple point-of-purchase displays, with our Locator Units and related services being offered as add-ons or options with a new or used vehicle.

Another application is in the retrieval or location of missing air-cargo containers. Airlines utilize products and services of air cargo/container companies. Presently, we are at a final stage of negotiation with two Air-Cargo companies, and are in earlier stages of negotiation with four others.

Geographically, our marketing plan includes the emphasis of tracking automobiles, school buses, charter buses, limousines, trailers and containers in North America, Mexico, Central America and South America. We have entered into an agreement with Mercados SA located in Mexico and Colombia to market our products and services in Latin America. Since our communications link will work with our standard Unit throughout Mexico, Central America, and South America, we will not have to establish tracking centers in Latin America or to modify our Unit in any way. All of the monitoring can be handled through our existing infrastructure.

In addition, we have formed a joint venture in Europe, Concentrax Europe, GMBH, which will market and distribute our products and services throughout Europe.

There are numerous applications for this technology. One such application is in the childcare business. In that field, we can market the Locator Unit to parents and day-care providers to assist them in locating and keeping track of their children. Another application for the Locator Unit is for use in monitoring hikers in wilderness areas and National Parks. This Unit could also be reduced in size and could function just like our standard Locator Unit. Such a downsized Unit could find its way into our other businesses since it is battery powered, portable and able to be installed anywhere. Our sales efforts will target specific markets, and we will develop our marketing plan with certain industries in mind. It is our intent to establish Track-Down as the first name businesses think of when they are looking for a tracking device.

COMPETITION

While there are other vehicle tracking units on the market, the Company believes that its Unit offers superior features. For example, a well known Unit is manufactured by Lo-Jack. This Unit is hidden in a vehicle and is only activated (by the police) when the car is reported stolen. Thus, the Unit is unable to know that it is being stolen and will not be activated until an owner knows that it has already been stolen. Further, the Lo-Jack Unit requires triangulation receivers, which are receivers located in at least two separate police vehicles that together can pinpoint the location of a missing vehicle that has a LoJack installed. Recovery, therefore, is largely dependant upon the availability of police cars with the necessary equipment. Lo-Jack has no Internet tracking capability for individuals or companies, nor does it have navigational capabilities. It is not interactive with its tracking station and the cost, installed, is $600 or more. While Lo-Jack does not charge for monitoring, they do charge for each track that can run as high as $200.

Other competitors include Highway Masters (now called @Track Communications), On-Guard ATX, On-Star and GTE.

On-Guard ATX offers a Global Positioning Satellite based vehicle and equipment tracking system. The Unit and monitoring costs are very expensive to support their high cost of doing business. This company has spent considerable funds on research and development, and employs a large staff to conduct the actual monitoring. Their Unit is not programmable, and it is relatively difficult to install.

@Track Communications (formerly Highway Masters) is one of the largest vehicle tracking companies in the business. It primarily tracks semi-tractor trailers and other commercial trucks. The cost is $1,500 to $2,000 per Unit plus installation with very high monthly monitoring fees plus "use" fees of over $0.50 per minute. The bulk of @Track's services are carried out by employees in the company's own tracking center. They do not have Internet tracking capability, and their units are not programmable. Although their software is capable of making some decisions, it requires that cellular time be used to get the information into the center. Cellular time is the time that a cellular communication link is open between a control center and the tracking Unit is communicating with the control center, analogous to a cellular phone conversation.

On-Star, General Motors. On-Star offers a navigational system with an on-board screen that is sold through GM new car dealers. There are no heavy equipment applications. It is costly, not programmable and there is no Internet interaction.

In comparison, we provide a product and a service that is considerably less expensive than any of our competitors. We can have a customer up and running for less than $40.00 plus cellular activation of $50.00. Our monitoring services begin at $39.95 per Unit per month, and if the client wishes to purchase the Unit, the cost will be approximately $649 per Unit, plus monthly monitoring costs of $4.99 per month. We do not require that our customers purchase software, so we eliminate the costly transmission of the raw cellular data to the customer via the company's servers, which cost would have been passed on to the customer. Our technology and design is based on a combination of the most effective, least expensive technologies available.

NUMBER OF EMPLOYEES

At the present time, the Company has seven employees: Mark Gifford, President and CEO; Paul Smith, Treasurer and CFO; Jeremy Wessels, Chief Technical Officer; Josh Choi, Art Director; Edward Wadsworth, Lead Software Developer; a secretary and a temporary employee who serves as a receptionist and administrative office assistant. We have additionally retained the services of non-employee sales consultants through Dan Harms & Associates and Channel Marketing Group who are compensated on a commission basis. Additional sales consultants will be compensated similarly. We then plan to hire a Sales and Marketing Manager to oversee the sales consultants. The Company anticipates hiring one or two technical support persons to oversee the CSCF, depending upon demand and the hours of service. We do not anticipate that we will require any monitoring persons as the system we have is fully automated. The following table illustrates the number of employees we plan to have in total over the next 12 months.

Department/Job Function            Number of Employees

-----------------------            -------------------
Executives                            3  (current)
Software Development                  2  (current)
Technical Support                     2  (future)
Customer Support                      3  (1 current 2 future)
Secretary/Receptionist                1  (current)
Sales Management                      1  (future)
                                     ---
Total                                12


                                   OUR HISTORY

ORGANIZATION/HISTORICAL BACKGROUND

We are engaged in the business of providing responsive vehicle and asset tracking products and services. Our product line, which will be marketed under the "Track-Down" name, is based on our proprietary system of automobile and equipment monitoring Locator Units, which consist of small on-board computers and existing cellular telephone networks that provide real-time location information via a Global Positioning Satellite delivery system.

We began our business as Miami Dade Auto and Home Insurance, Inc., a company organized under the laws of Florida on January 15, 1999. Mr. Jon Robbins developed the plan for Miami Dade Auto and Home Insurance, Inc. in the early part of 1997. Mr. Robbins died in June of 1999 and the business plan was never implemented. In an effort to salvage the investments of the initial investors, the remaining principals of Miami Dade Home and Auto Insurance, Inc. sought an alternative business opportunity.

During the period from May to June of 2000, an investor advanced $210,000 on behalf of the Company to an entity that we acquired in May 2000, which acquisition was subsequently rescinded in July 2000. This entity was not a related party of the investor.

On January 31, 2001, we signed a Section 351 Contribution Agreement with nine
(9) Investors and former shareholders of American Tracking Service, Inc., a Texas corporation that was voluntarily dissolved in December of 2000. As a result of that dissolution, each of the nine investors and former shareholders had an undivided interest in and to the business products and inventions of American Tracking Service, Inc. Pursuant to the 351 Contribution Agreement, all nine investors and shareholders contributed their undivided interests to the Company, which we redomesticated in Nevada, and in exchange, the nine investors and former American Tracking Service shareholders received a total of 6,000,000 shares of Common Stock of the Company. None of the investors and former shareholders of American Tracking Service, Inc. were affiliated with the Company prior to this agreement. After the agreement was executed, we amended our Articles of Incorporation changing our corporate name to Concentrax, Inc.

The assets acquired under the 351 Contribution Agreement included:

(i) A transfer to the Company by Mark Gifford, the inventor, of all rights, title and interest in and to the "Track-Down" device and the patent application, the invention itself, and any and all potential modifications and/or improvements of the design as set out in the patent application. Mark Gifford also agreed in that Agreement to transfer to the Company, from time to time, without further consideration, all modifications and/or improvements that he may develop with respect to the invention.

Additionally, as part of the 351 Contribution Agreement, all nine former investors and shareholders of American Tracking Service, Inc., agreed to deliver to the Company, the following:

(ii) Lists of all contacts (potential customers at various stages of the sales cycle), together with phone numbers, names, titles, addresses and affiliations of all persons at such contacts, which contacts included, but was not limited to, the following types of companies: new car dealers, airlines, overnight couriers, auto rental companies, bus companies, food establishments and oil companies;

(iii) all files and documents, including all records and plans pertaining to the business concept and business plan;

(iv) all notes, notebooks, drawings, specifications, models, etc. pertaining to the Track-Down device covering all models during the stages of its development; and

(v) all contracts, letters of intent, negotiation memoranda, correspondence, etc.

OUR ADDRESS

Concentrax Inc. ("we", "us", or "the Company") currently maintains its principal office at 2400 Augusta Place, Houston, Texas 77057; telephone number is (888) 340-9715; and facsimile number is (713) 691-8398.

THE OFFERING

Common stock offered (1)                                 2,700,000 shares

Common stock outstanding before the Offering (2)        19,073,750 shares

Common stock outstanding after the Offering (3)         20,261,250 shares

Pink Sheets symbol:                                           CTRX



(1) These shares are being offered by the "selling shareholders" that purchased shares in our Regulation D, Rule 506 Offering of Units (the "2002-A Offering"). Registration rights were granted in our 2002-A Offering, which was completed on March 31, 2002 whereupon 118,750 Units were sold, and each Unit consisted of 10 shares of Common Stock and 10 Common Stock Purchase Warrants. Warrants sold in the 2002-A Offering are exercisable into shares of Common Stock on a one for one basis, and the shares being registered herein include sufficient shares for all warrants to be exercised. Additionally, 325,000 shares were issued to certain consultants for their services, and those shares are also being registered. The Company is registering a total of 2,700,000 shares restricted Common Stock of Concentrax, Inc. of which 1,187,500 are shares available through the purchase of Company warrants, the terms of which are set forth below herein.

(2) As of December 31, 2002.

(3) The majority of shares being offered by the "selling shareholders" were previously issued. This total is increased only by the shares of Common Stock that are issuable upon the exercise of outstanding warrants.

                                  RISK FACTORS

Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations, and financial condition would likely suffer. In such circumstances, the market price of our common stock could decline, and you may lose all or a part of the money you paid to buy our common stock.

We do not intend to pay dividends, and so the only return on your investment, if any, will occur upon the appreciation and sale of our common stock.

We have not paid any dividends and there are presently no plans to pay any such dividends in the foreseeable future. The declaration and payment of dividends in the future will be determined by the Board of Directors in light of conditions then existing, including earnings, financial condition, capital requirements and other factors. There are no contractual restrictions on the Company's present or future ability to pay dividends. Further, there are no restrictions on any of the Company's subsidiaries, which would, in the future, adversely affect the Company's ability to pay dividends to its shareholders.

(See DILUTION)

The limitations on director liability contained in our articles of incorporation and bylaws may discourage suits against directors for breach of fiduciary duty.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of the future tense or by predictive or forward-looking terminology, such as: believes, anticipates, expects, estimates, may, or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Important factors regarding our business, operations, and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption RISK FACTORS.

We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our 10-QSBs and 8-Ks.

We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could adversely affect us.

Overview: The Company is a development stage business; although Mark Gifford had already developed the concept and the design of the vehicle Locator Units for American Tracking Services, Inc., that company lacked the capital to produce and market the product. Therefore, even at American Tracking Services, Inc. there is no true history of operations. The Company has acquired all of the rights, title and interest in and to the business and assets of American Tracking Services, Inc. but we must raise the necessary capital to fund production and marketing. There are other, competitive locator devices on the market and while the Company feels that its Locater Units offer superior features, there is no certainty that the Company will establish itself in the market. Because the anticipated sales cycles in the target markets are estimated to be 90 days, with potential buyers requiring an evaluation process prior to that, the Company may be required to subsidize operations pending both the obtaining of sales contracts and the subsequent payment of invoices, increasing the need for adequate working capital. Since the products are based upon both Global Positioning Satellite and cellular telephone technologies, both of which experience rapid technological advances, the Company must continue its R&D efforts or risk technological obsolescence.

1. In December of 2002, the Securities and Exchange Commission suspended the trading of our Common Stock for approximately 10 days to begin an inquiry of the Company with regard to certain press releases previously made. Although the trading of our Common Stock was resumed on the Pinksheets, we will not be permitted to trade on the Over the Counter Bulletin Board until we can submit a 211 and Form 15c-211, thought a market maker, to the NASD to be requalified for trading. The status of the SEC investigation is as follows: A settlement has been drafted, and the Fort Worth, Texas branch of the Securities and Exchange Commission has submitted the settlement to SEC headquarters for its approval. It is not likely that the NASD will approve the Company for trading until it confirms that the SEC has accepted the proposed settlement agreement. Investors and the selling shareholders may find it more difficult to sell securities on the pinksheets than on the OTCBB.

2. No Certainty of Successful Future Operations; Limited Operating History. Although we were organized in January of 1999, we have had limited operations since the death of our founder and the redirection of our business. Our Plan of Operations is largely based on our accumulated knowledge and business development from American Tracking Services, Inc., which was dissolved in 2000. That company, formed in December of 1998, had developed a business concept and plan that we now have the benefit of using because of our 351 Contribution Agreement of January 31, 2001. Nonetheless, we should still be considered a development stage company, and our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the lack of significant operating history. There is no certainty that our future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including our ability to develop a customer base, enter new industries or areas of the transportation industry and generally do business in a sufficient volume to provide sufficient revenue to cover our operating costs.

3. Unproven Business Strategy. Our business strategy entails providing comprehensive tracking system solutions, with an initial focus on the integration of our newly developed tracking software with our tracking locating Unit. There is no certainty that we will accomplish our integration and development objectives in a timely manner, if at all. To be successful, we must also complete the interface between our system satellite server and our Locator Units, which interface has successfully been finalized. Any delays in meeting these objectives could impede our success. We are focusing our efforts on the transportation industries and on the service fleet and air cargo container industries. As a developing business, we have no operating history to reflect the results of this strategy. Therefore, there is no guarantee that we will succeed in implementing our strategy or that we will obtain financial returns sufficient to justify our investment in the markets in which we plan to participate.

4. Potentially Long Sales Cycles; Lack of Existing Backlog. For most of our target markets, including, but not limited to rental car and equipment companies, commercial fleet companies, school bus companies and air cargo container users (e.g. the FAA) the sales cycle can span from 30 to 90 days or more. Since our technology application is new, prospective customers may require a longer evaluation process prior to purchasing or making a decision to include our product in their vehicles or containers. Some prospective customers may require a test installation of a customized system before making a substantial purchase decision, which could be costly and time consuming for the Company. Each industry that we serve may have entirely different requirements, which can diminish our ability to fine tune a marketing approach. Consequently, a backlog on orders could place a significant strain on our financial and other resources. At the same time, the failure by the Company to build a backlog of orders in the future would have a material adverse effect on our financial condition.

5. Risks of Experiencing Significant Reductions in Sales if the Transportation Industry Suffers; Dependence on Transportation Industry and Continued Operation of Transportation Industry Customers. Most of our revenue is expected to be generated from the transportation industries thereby making the success of our business heavily dependent upon the transportation industries and on our transportation industry customers. A significant reduction in the operations of any of these customers could, depending on the extent of the reduction, have a materially adverse affect on the Company. Additionally, since much of the transportation industry relies largely on its customers having a disposable income, a general economic downturn or recession could negatively impact the transportation industry before affecting other segments of the economy, leaving those businesses with fewer available funds to make substantial purchases. This could have an adverse effect on our ability to build a solid customer base.

6. System Failure or Inadequacy. We are still developing a Unit/Server interface that will manage and track our base of Locator Units that will be in use in the marketplace. Any system failure could harm our reputation, cause a loss or delay in market acceptance of our Locator Units or our system, and can have a material adverse effect on the Company's business, financial condition and results of operations. There is no certainty that server failures or interruptions will not occur.

7. Risk of Using a Single Server Location. We have our own in-house Servers and software and have fully redundant backup Servers and power supply. A failure of the primary or backup Servers or any other Server on which we rely for tracking services could occur as a result of component malfunction, operator error or some other reason. Under some circumstances we have not anticipated our users could be denied service, and our shareholders and investors may suffer as a result.

8. Risk of Technological Obsolescence. Our ability to maintain a standard of technological competitiveness is a significant factor in our strategy to maintain and expand our customer base, enter new markets and generate revenue. Our continued success will depend in part upon our ability to identify promising emerging technologies and to develop, refine and introduce high quality services in a timely manner and on competitive terms. There is no guarantee that future technological advances by direct competitors or other providers will not result in improved tracking systems that could adversely affect our business, financial condition and results of operations. Additionally, we may fail to identify emerging technologies.

9. Risks relating to Competition in the Marketplace. Within these new markets, the Company will likely encounter competition from a variety of sources from existing competitors in the tracking device industry, as well as from companies choosing to enter the market, such as auto leasing companies or air cargo container companies, which could substantially diminish our potential market share. It is also possible that we will experience unexpected delays or setbacks in developing new applications of our technology. There is no guarantee that our new products and applications will generate additional revenue for us or that we will successfully penetrate these additional markets.

10. Risks Inherent in Development of New Products and Markets. Our strategy includes developing new applications for our tracking device(s) and entering new markets, such as the air cargo container industry. This strategy presents risks inherent in assessing the value of development opportunities, in committing capital to unproven markets and in integrating and managing new technologies and applications.

11. No Certainty of Sales Due to Limited Sales and Marketing Experience. Although our President Mr. Gifford has successfully launched and marketed products, we have limited marketing experience and have conducted only limited marketing activities. We are in the early stages of development of our marketing, distribution and sales structure, organization, alliances, contracts and partnerships. Our expertise does not guarantee success or sales and there is a risk that we could prove to be less capable in these areas of business development than in the area of product development.

12. Rapid Technological Change; Technological Incompatibility; Technological Obsolescence; Uncertainty of Product Development and Commercialization. Although we have completed many technological aspects of our development, including the filing of a patent application for our tracking device, we have only started the commercialization process. Accordingly, there is no certainty that, even upon widespread commercial use, any of these products or services will satisfactorily perform the functions for which they have been designed. Our technology is not inherently new; many competitors use similar hardware, Global Positioning Satellite transmission of information and cellular cards, but our amalgamation of a system using a single wire hook-application is a new concept, which we anticipate will be well received by the marketplace. Product development, commercialization, and continued system refinement and enhancement efforts remain subject to all of the risks inherent in development of new products based on innovative technologies, including unanticipated delays, expenses, technical problems, or difficulties, as well as the possible insufficiency of funds to implement development efforts, which could result in abandonment or substantial change in product commercialization. Our success will be largely dependent upon our products meeting performance objectives and the timely introduction of those products into the marketplace, among other things. There is no certainty that our products will satisfy current price or performance objectives. We may encounter unanticipated technical or other problems with our own Locator Units and software as well as with independent servers, which would result in increased costs or material delays in introduction and commercialization of our products.

13. Dependence on Proprietary Products; Risk of Infringement. Our success will be dependent to a significant extent on our ability to protect the proprietary and confidential aspects of our products' technology. We have a pending patent application for our one-wire monitoring microprocessor, and we have used non-disclosure agreements and other contractual provisions and technical measures to establish and protect our proprietary rights in our products. It is our belief that the pace of product development is so fast that long term patent protection would be of little benefit to us. There is no guarantee that a patent, once granted, will protect our products against infringement, or that we will have the financial resources to prosecute an infringement claim. In addition, patent protection does not prevent independent third-party development of competitive products or services. We believe that our products and other proprietary rights do not infringe upon the proprietary rights of third parties. There can be no certainty, however, that third parties will not assert infringement claims against us in the future or that any such assertion will not require us to enter into a license agreement or royalty arrangement with the party asserting such a claim. Responding to and defending any such claims may require significant management and financial resources and otherwise have a material adverse effect on our results of operations, financial condition or business.

14. Limitation of Liability and Indemnification of Officers and Directors. Our officers and directors are required to exercise good faith and high integrity in the management of Company affairs. Our Articles of Incorporation provide, however, that the officers and directors shall have no liability to the shareholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated it in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. Our Articles and By-Laws also provide for the indemnification by the Company of the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate the Company's business or conduct the internal affairs, provided that in connection with these activities they act in good faith and in a manner which they reasonably believe to be in, or not opposed to, the best interests of the Company, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations. To further implement the permitted indemnification, we have entered into Indemnity Agreements with our current officers and directors and we will provide similar agreements for future officers and directors.

15. Our Success is Largely Dependant Upon Key Personnel, and there is a Risk That Business Will Suffer Upon the Loss of any of Our Officers or Directors. Our future success will depend largely on the efforts and abilities of our officers and Directors, particularly Messrs. Gifford, Looney, Gonzalez, Wessels and Smith. The loss of any of them or our inability to attract additional, experienced management personnel could have a substantial adverse affect on the Company; we have not obtained "key man" insurance policies on any of our management personnel and do not expect to obtain it on any of our future management personnel, as employed. Our ability to implement our strategies depends upon our ability to attract highly talented managerial personnel. There can be no assurance that we will attract and retain such employees in the future. The inability to hire and/or loss of key management or technical personnel could materially and adversely affect our business, results of operations and financial condition.

16. Changes in Government Regulation May Be Costly and Interfere with Profits; Our Ability to Comply with Government Regulation May Be Limited, thereby Causing Business Operations to Suffer. Our Company's products and services require our compliance with many telecommunication laws and regulations, consumer safety laws and regulations, as well as compliance with governmental laws and regulations applicable to small public companies and their capital formation efforts. Although we will make every effort to comply with applicable laws and regulations, there is no certainty of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities.

17. Risks regarding Forward-Looking Statements. This registration statement contains some forward-looking statements. "Forward-looking statements" describe our current expectations or forecasts of future events. These statements do not relate strictly to historical or current facts. In particular, these include statements relating to future actions, prospective products, future performance or results of current and anticipated products, sales, efforts, the outcome of contingencies and financial results. Any or all of the forward-looking statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors, such as product acceptance, competition and marketing capabilities, will be important in determining future results. Consequently, no forward-looking statements can be guaranteed. Actual future results may vary materially.

As a reporting company, we will have ongoing disclosure obligations under the federal securities laws, however, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or other factors. You are advised, however, to consult any future disclosures we make on related subjects in our 10-QSB, 8-K, and 10-KSB reports to the SEC.

We have provided this discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed above could adversely affect us.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                       AND
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements of Concentrax, Inc. ("the Company") and summary of selected financial data, as shown below. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of the management of the Company.

Results of Operations

The Company is marketing its Vehicle Locator Units to various industries and through its business alliance with Texoga. The risks specifically discussed are not the only factors that could affect future performance and results. In addition to the discussion in this Annual Report concerning us, our business and our operations contain forward-looking statements. Such forward-looking statements are necessarily speculative and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. We do not have a policy of updating or revising forward-looking statements and thus it should not be assumed that silence by our Management over time means that actual events or results are occurring as estimated in the forward-looking statements herein.

We have just begun to earn revenues, and are in the process of finalizing contracts with entities in various industries. For the next twelve months, we may experience fluctuations in operating results due to a variety of factors including, but not limited to, market acceptance of our sports channel and nostalgic content, our ability to acquire and deliver high quality products at a price lower than currently available to consumers, our ability to obtain additional financing in a timely manner and on terms favorable to us, our ability to successfully attract customers at a steady rate and maintain customer satisfaction, our promotions, branding and sales programs, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure and the implementation of marketing programs, key agreements, and strategic alliances, the number of products offered by us, the number of cancellations we experience, and general economic conditions specific to our industry.

Because of limited capital resources and limited revenues from operations from its inception, the Company has relied on the issuance of equity securities to non-employees in exchange for services. The Company's management enters into equity compensation agreements with non-employees if it is in the best interest of the Company under terms and conditions consistent with the requirements. In accordance with statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation." In order to conserve its limited operating capital resources, the Company anticipates continuing to compensate non-employees for services during the next twelve months. This policy may have a material effect on the Company's results of operations during the next twelve months.

Revenues

We have generated $5,650 in net operating revenues from operations from our inception. This represents payment for the first portion of a 70 Unit order.

Costs and Expenses

We have incurred losses of $1,445,445 during this period, compared with $386,853 for the year ended December 31, 2001. The current expenses were associated principally with equity-based compensation to employees and consultants, product development costs and professional services, as well as our acquisition of software and assets and assets of Pangea Design, Inc. The increase in loss is attributable to our acquisitions, salaries to our new technical team of three employees and an increase in R&D, professional fees and general and administrative costs.

Liquidity and Capital Resources

As of December 31, 2002, we had an accumulated deficit for the year of $1,455,869 from operating activities. Cash flows used in investing activities was $107,034 during the period January 1, 2002 through December 31, 2002. We met our cash requirements during this period through two private placements of our Common Stock and the sale of Units (Common Stock and Common Stock Purchase Warrants) for total combined proceeds of $928,889. We have raised an additional $257,375 from our March 2003 Offering, and we expect to raise an additional $500,000 from that offering over the next 60 days. We expect our Distribution and Franchise Agreements of January 2003 to generate cash flows from revenues as well as from franchise fees.

We believe that our existing capital resources will be sufficient to fund our current level of operating activities, capital expenditures and other obligations through the next 12 months. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

Product Research and Development

We do not anticipate performing research and development for any products during the next twelve months.

Acquisition or Disposition of Plant and Equipment

We do not anticipate the sale of any significant property, plant or equipment during the next twelve months. Our VLU's have gone through extensive internal testing and continue to be tested in various fields enabling us to continually improve upon our technology. We do not anticipate the acquisition of any significant property, plant or equipment during the next 12 months, other than computer equipment and peripherals used in our day-to-day operations. We believe we have sufficient resources available to meet these acquisition needs.

In September of 2002, we initially entered into an acquisition of Pangea Design, a sole proprietorship. After further negotiations, Concentrax determined that it was in its best interests to acquire only the assets of Pangea Design and abandoned the merger by terminating it in accordance with its terms in the states of Nevada and Texas. In September 2002, we issued 200,000 shares for the assets of Pangea Design which were valued at $100,000 and recorded $300,000 as compensation expense.

In February 14, 2002, Concentrax, Inc. entered into a Joint Operations Agreement with Texoga HSE wherein the two companies agreed to build a Demonstration Command Center. The center was designed to provide vehicle and equipment tracking hardware and monitoring services to local, state and federal government agencies, and will be responsive to the recently enacted Patriot Anti-Terrorist Act (also known as the E911 Initiative). Concentrax and Texoga wished to combine their technical, marketing, administrative and management efforts in this project to provide emergency vehicle tracking services to local, state and federal government agencies. Essentially, the center allows municipalities to know the exact location of emergency vehicles and hazardous materials, enabling them to respond more quickly to a terrorist attack or other crises. The center, which is based in Houston, combines a unique, highly detailed, continually updated street mapping database with real-time satellite tracking capabilities. Once fully implemented, cities that participate will be able to instantly locate first-response assets, which include emergency, police, rescue, and firefighting vehicles, and then be in a position to deploy them quickly to an incident site. Additionally, the database will include a full range of relevant information about all hazardous materials in the area. This will help assure that federal, state, and local first responder teams can react quickly and safely in the event that these materials and their locations are part of an emergency incident. Houston was chosen for the demonstration command center because it has the largest concentration of petrochemical plants and refineries in the world as well as home to one of the nation's largest ports and two major airports.

We have raised $259,357 in our most recent private offering of securities, and expect to raise an additional $500,000 before the offering is closed in June of 2003.

Presently, we are in the final testing phase of our Units with a West Virginia based laboratory company. There have been no reported problems with the testing, and we hope to sell up to 600 Units.

In addition, we are in the final testing phase of our Units with a Houston based plumbing and gas company, and we expect to sell up to 100 Units within the next 30-45 days. There have been no reported problems.

The Board has considered developing the Company's back-end service as one that can be used by outside entities in addition to itself. Because of the new developments in our technology, and its ability to perform tasks in such a cost efficient manner, the Board created a plan to market our back-end service by sending out over 100 invitations to a selected group of entities, many of which have already expressed an interest in our service. Based on our business model, and an estimated 4-5% closing rate of those entities targeted, Concentrax, Inc. expects to bring in between $25,000 and $50,000 per month beginning in September of 2003.

STRATEGIC ALLIANCES, DISTRIBUTION AND MARKETING AGREEMENTS

These agreements were entered into subsequent to our preparation of disclosure information for this amended registration statement.

MERCADOS AMERICAS, SA

On January 2, 2003, we signed an Exclusive Distribution and Master Franchise Agreement with Mercado Americas, SA ("MA"). a company in the business of developing existing and establishing additional new sales and distribution networks, especially focusing on business customers in the following market segments: rental vehicles & equipment, service & sales fleets, commercial fleets, public private transit fleets and auto & equipment dealers.

In that Agreement, we appointed MA as our sole and exclusive distributor and Master Franchisee of our Products, including but not limited to Track-Down, Voice Command Center, Patriot Track and any other current or potential future applications or devices in the territory of Latin America, giving MA the sole and exclusive right to promote, distribute, market and sell Products in the defined Latin American territory during the twenty year term of the Agreement. The appointment became effective on the 2nd of January 2003.

 In connection with the appointment of MA as our Exclusive Distributor and Master Franchisee for the territories covered, MA agreed to a first year (365 days) sales "Quota" of Two Million Dollars ($2,000,000) worth of our products and services. The quota schedule provided that MA would place C.O.D Purchase Orders with us for no less than Five Hundred Thousand Dollars ($500,000) within the first one hundred and eighty days (180) of the effective date of this Agreement with the balance of not less than One Million Five Hundred Thousand Dollars of additional C.O.D Purchase Orders to be place within the first 365 days of the Term of this Agreement. If MA is unable to meet its full Quota of $2,000,000 of C.O.D Purchase Orders for our products and services for delivery in the designated territory within the Quota term, then MA shall pay CTRX a one time nonrefundable franchise fee ("Fee") of Two Hundred and Fifty Thousand U.S. Dollars (US$250,000) within 30 days from the expiration of the Quota term. Fulfillment of the Quota or the payment of the Fee represents the full, final and complete consideration payable by MA to us in consideration for the Exclusive Distribution and Master Franchise rights granted hereunder, the Fee is to be payable by MA to us by wire transfer to an account of our designation.

CONCENTRAX EUROPE

On January 17, 2003, we signed an Exclusive Distribution and Master Franchise Agreement with Concentrax Europe Ltd. ("CE"), an entity formed by individuals that had distribution networks in the European countries that wished to sell and distribute our products in logical markets. In connection with the appointment as our European distributor hereunder, CE had agreed to pay a one-time nonrefundable franchise fee of $1,000,000 U.S. Dollars, representing the full, final and complete consideration payable by CE to CTRX in consideration for the distribution rights granted in the Agreement.

Subject to a separate Stock Purchase Agreement, we agreed to issue Three Million (3,000,000) restricted shares from our authorized Common Stock with registration rights, all of which shares were, in accordance with the Agreement, placed in escrow and subject to performance/release criteria, and in exchange for 50% of the issued and outstanding shares of CE. The Three Million (3,000,000) shares have been issued and placed in escrow, and were/ will be releases to CE as follows:

         a. Two Hundred and Fifty Thousand (250,000) shares were released upon the execution of this Agreement in exchange for the expected performance of CE submitting one fourth of the required franchise fee to CTRX, or $250,000;

         b. Seven Hundred Fifty Thousand (750,000) shares are releasable in three (3) 250,000 share increments, each releasable upon the receipt of $250,000 towards the franchise fee;

         c. Two Million (2,000,000) shall be broken into twenty (20) certificates of 100,000 shares each, with each certificate being releasable upon the meeting of CE of certain performance criteria, and such certificates shall be released upon written notification of CTRX to ESCROW AGENT over the next twelve months;

         d. All Three Million (3,000,000) shares are to be registered in an SB-2 Registration Statement.

UNITED INVESTMENTS MANAGEMENT, INC.

United Investments Management, Inc. ("UMI") is an international financial advisory company that possesses experience, skills, knowledge, abilities and background in the fields of business development, financial consulting, and investor relations. Pursuant to our 12 month Agreement, and for a listing fee of $15,000 and bonus compensation escrowed and released based upon the meeting of performance criteria, UMI is providing us with the following services.

         LISTING SERVICES:

         - UMI is preparing an application for a listing of our common stock on a German Stock exchanges, e.g. on the Frankfurt, Berlin or Hamburg Stock Exchange, and introduction to local securities dealers and market makers, if we so desire. UMI made no guarantee that our securities would be listed for trading on any German exchange because the final decision to list securities for trading rests with the exchange itself. Two Thirds of the fee associated with listing will be returned to us if UMI is unsuccessful in obtaining a German Stock exchange listing for us;

         - UMI will timely deliver further detailed information regarding the listing application process and the specific stock exchange.

.. INVESTOR RELATIONS SERVICE:

         - UMI intends to (i) introduce members of our management to individuals, corporations, banks, and financial institutions, securities dealers, (including, among others, investment bankers who may assist us with equity financing; (ii) advise us with respect to its plans and strategies for raising capital; (iii) assist us in our discussions with underwriters, investors, brokers and institutions and other professionals retained or to be retained by us; (iv) assist us with identifying possible acquisitions or merger candidates; and (v) advise and assist us with public relations and promotions matters.

C. CORPORATE FINANCE SERVICES:

         - Corporate finance consulting in connection with any equity financing, including introduction to the UMI's investors network of over 150 institutions and their investment advisors plus various potential private investors capable of financing public companies.

         - Information on financings against equity as collateral, loans, credit lines, debt financings and other forms of funding that could function as bridge financing in connection with the aforementioned fund raising services.

         - Introduction to various banks and other European financial institutions, e.g. offering credit line facilities against stock, assistance in opening banking and/or brokerage accounts in Europe with any banks or financial institutions, and assistance in applying for a credit line facility at any bank or financial institution.

We entered the agreement with the understanding that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the National Association of Securities Dealers, in-house "due-diligence" or "compliance" departments of brokerage houses, etc. Accordingly, UMI agreed that:

                  (i) UMI shall NOT release any financial or other information or data about us without our consent and approval.

                  (ii) UMI shall not conduct any meetings with financial analysis without informing us in advance of the proposed meeting and the format or agenda of such meeting and we may elect to have a representative of ours attend such meeting.

                  (iii) UMI shall NOT release any information or data about our Company to any selected or limited person(s), entity, or group if UMI is aware that such information or data has not been generally released or promulgated.

                  (iv) After notifying us of filing for a proposed public offering of our securities, and during the period of restriction on publicity, UMI shall not engage in any public efforts not in the normal course without approval of counsel for us and counsel for the underwriter(s), if any.

                  (v) UMI shall NOT, for themselves or either of them, take any action or advice or knowingly permit us to take any action, which would violate any foreign securities laws or rules and regulations issued thereunder.

CHANNEL MARKETING GROUP

On January 2, 2003, we entered into a Marketing Agreement with Channel Marketing Group, Inc. ("CMG") in which we appointed CMG as a non-exclusive Marketing Representative to sell our products and services in the U.S. and Canada.

With our joint marketing efforts, we agreed to collaborate to identify the most efficient venues for their dedicated promotional spending and enhance the impact of their promotions in appropriate media. Pursuant to the Agreement, CMG and our Company are jointly responsible for preparing and executing an annual advertising and promotion plan for the Territory that allocates certain of the Parties' dedicated promotional spending. It was agreed by the parties that a scheduled list of clients would be considered a working list of existing or pending clients of CMG and us, and that neither CMG nor us would attempt to sell our products or services directly to the scheduled list of clients outside the terms of this Agreement.

By the end of the second quarter of 2003, we believe we will have a positive cash flow. This assessment is based upon the net profit we expect to earn on the sale of our Units, and the number of Units we expect to sell. In order for the business to maintain a "break even" status, we need to sell 4,000 Units.

Marketing Strategy: Through our management team and sales force, we are building a customer base of clients from various industries. It is our intention to add up to four additional non-employee sales representatives and one national sales manager during the next twelve months of operation, each to be compensated on a straight commission basis.

We are presently negotiating the sale of Locator Units with potential customers from various industries. Without disclosing their names, those potential customers include:

o Several auto and equipment rental companies (with a need for potentially thousands of Units per company);

o Commercial Fleets -- including vehicles that transport goods as well as vehicles in service fleets;

o    Bus companies, including school and charter buses;

o    An air cargo container company (with a potential need for 4,000 Units);

o    An overnight shipping company (with a potential need for 2,000 Units);

o    A lottery company (with a potential need for 3,000 Units); and

o A grocery supply company (with a potential need for 1000 Units).

Each of the potential customers depicted above has had multiple contacts or meetings with the Company, and each has seen at least one live demonstration of our tracking system given by our technical support staff. There is no certainty that a sale of Units will ensue from any of these potential customers, however, it is the belief of Management and our president that sales will be made, and the Company will receive purchase orders.

We have also initiated a marketing campaign targeted to individual consumer use. We will begin this effort by:

(i) advertising in trade publications, such as car enthusiast or automotive magazines; and by

(ii) pursuing/soliciting whatever commercial contacts we've already made (such as auto sales or leasing companies) for opportunities to make potential sales to individual consumers.

It is our intention by the third quarter of 2003 to target mobile electronic stores and installation centers across the country with point-of-purchase displays. We believe that in marketing the Unit through entities that have installation capability, we can by-pass the need to commercially package for the Unit, thereby saving on manufacturing costs.

We intend to develop a marketing and advertising campaign over the next several months and throughout 2002 that will include print, radio and Internet advertising. Further, we plan to enlist the services of marketing, distribution and planning company as well as a public relations firm to obtain as much expertise in these areas of the business as possible.

A primary area of concern will be for us to continue to increase marketing to a national and international level, while insuring that we have adequate manufacturing partners. Throughout 2003, we will evaluate the nature of our relationships with our manufacturing partners, i.e. companies with which we have established business alliances, and determine if such relationships require revision.

Rather than spending a significant amount of money on a marketing campaign that covers a broad audience, we believe that a focused approach will render a greater number of sales at a lower cost per sale. Overall, management has estimated that it will take a minimum of $250,000 over the next twelve months or approximately 16.67% of our $1,500,000 of funding to finance the marketing strategy outlined above. We do not expect to spend in excess of that amount during the next year of operation.

Manufacturing/Assembly: For the manufacturing of our Units, we have signed an agreement with Satronics of Ventura, California. This company can assemble our Units inexpensively. Our profit margin on the Units can average $200 and will involve, according to the manufacturing and assembling management of this company, no more than 5 to 10 minutes to assemble a single Unit. As of the date of this amendment, we have production-ready Units, and can fulfill orders of Units.

We are currently testing units from another manufacturer (CSI Wireless Link) because it is the opinion of Management that in doing, the Company can maximize efficiency and profits, and curb the risks associated with using only one manufacturer. In addition to the companies mentioned, we know of at least two others in our geographic area that can manufacture our Units at comparable costs per Unit produced. Wireless Link and Satronics are presently tooled and ready to manufacture Units on an as needed basis. We believe that there is little benefit in purchasing manufacturing equipment, or in hiring a large manufacturing staff, which would make us subject to high unemployment taxes, expensive benefit programs and require us to work under federal programs that regulate manufacturing facilities. Additionally, manufacturing equipment is costly and can quickly become obsolete.

Inventory: We do not intend to maintain a large inventory for our completed Units, nor will we maintain large inventories of components, which will reduce our space requirements. Rather, customers will be required to place deposits on orders to enable us to offset manufacturing/assembling costs. We will only inventory enough Units to cover warranty issues, as we intend to replace any Units that malfunction and recondition them for future use. We will not build Units until they are sold. Financing of the manufacture/assembly of these Units will be through customer deposits or through leasing companies and service plan financing agencies. This will permit us to be flexible as technology develops, and we can avoid making large purchases of equipment and components. We believe that this approach will allow us to embrace new ideas and hardware when they become available or as we develop them.

Revenue Generation: We will generate revenue from essentially five sources:

1. Unit sales;
2. Unit leases;
3. Sales of Service Plans;
4. Franchise fees for international territories;
5. Back office services.

Units will generally sell for approximately $500.00 per Unit. For ongoing monitoring, a Service Plan can be purchased for less than $15.00 per month. For Unit leases, a customer can lease an operational Unit, which includes cellular activation, for approximately $90.00. Ongoing monitoring for leases will be sold in a Lease Service Plan for approximately $40.00 per month.

Because the Company has had meaningful negotiations with several potential customers, some of which have individual needs of over 2,000 Units, Management believes that it is a conservative estimate that the Company will sell or lease a minimum of 25,000 Units during the next 12 months of operation.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock by the selling shareholders. However, upon exercise of the Warrants that were constituent securities in our sale of Units in the 2002 Offering, we will generate proceeds of anywhere between $184,100 and $289,300. If generated, those proceeds will be used for working capital and to fulfill certain general and administrative requirements.

The 32 shareholders who subscribed to the 2002-A Offering, whose names are listed below, and whose shares are being registered pursuant to piggyback registration rights granted within that Offering, have a total of 1,187,500 Warrants entitling them to purchase a total of 1,187,500 shares of the Company's Common Stock at an exercise price of the higher of $0.35 per share or 55% of the 20 day average bid and ask price on the OTC Bulletin Board.

                                    DILUTION

The shares offered in this Prospectus are validly issued, fully paid and nonassessable shares of the Company's Common Stock. The sale by the selling stockholders will not serve to dilute current equity positions in the Company.

                              SELLING SHAREHOLDERS

We issued 118,750 Units, each consisting of 10 shares of Common Stock and 10 Common Stock Purchase Warrants, or a total of 1,187,500 shares of Common Stock and 1,187,500 Common Stock Purchase Warrants. The Units were sold in a Regulation D, Rule 506 private placement. Additionally, we issued to certain consultants an aggregate of 325,000 shares of Common Stock with piggyback registration rights.

To the very best of our knowledge, the following sets forth certain information about the selling stockholders as of December 31, 2002. The percentage of beneficial ownership set forth in the table is based on a total of 20,261,250 shares of common stock outstanding after the exercise of the Warrants. Without such exercise, the total issued and outstanding shares, as of December 31, 2002, including the 1,187,500 shares sold with our Units, are 19,073,750 shares issued and outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares. Shares of common stock issuable under Warrants that are exercisable after July 11, 2002, are deemed outstanding for computing the percentage ownership of the stockholder holding the Warrants or options but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

CONCENTRAX, INC. will receive no proceeds from the sale of the Common Stock by the selling shareholders. CONCENTRAX, INC. would receive proceeds should the shareholders who have Warrants as set forth herein, decide to exercise those Warrants.


                                                                          NUMBER OF                  PERCENTAGE OF
NAME OF                         UNITS         SHARES       WARRANTS    SHARES OFFERED  TOTAL SHARES    OWNERSHIP
SHAREHOLDER                  BENEFICIALLY  BENEFICIALLY  BENEFICIALLY    BY SELLING    AND WARRANTS      AFTER
                                 HELD          HELD          HELD      SHAREHOLDERS(2) AS EXERCISED   OFFERING(3)
 RULE 506 SHAREHOLDERS(1)
---------------------------  ------------  ------------  -------------  -------------  ------------  -------------
Aaron Baer                        73,500      735,000        735,000        735,000     1,470,000          7.25%
Arthur Greer & Clarruth Barriault   400         4,000          4,000          4,000         8,000          0.04%
 Carla and Mike Beeler            1,000        10,000         10,000         10,000        20,000          0.098%
Michael Carroll                     400         4,000          4,000          4,000         8,000          0.04%
Christopher Clark                 1,000        10,000         10,000         10,000        20,000          0.098
Steven Cohen                     10,000       100,000        100,000        100,000       200,000          0.98%
Nickol Marie Conklin                            1,000              0              0         1,000          0.005%
Tina Anne Cormier                               1,000              0              0         1,000          0.005%
William H. Erker                  2,000        20,000         20,000         20,000        40,000          0.20%
Richard Niles Fiore                 750         7,500          7,500          7,500        15,000          0.074%
Calvin & Kataryn Fichter          2,500        25,000         25,000         25,000        50,000          0.25%
Doug Hargrove                       200         2,000          2,000          2,000         4,000          0.02%
Bryan Henderson                   2,500        25,000         25,000         25,000        50,000          0.25%
Andres & Helen Y. Gonzalez                      1,000                                       1,000          0.005%
Glenn Honda                       1,500        15,000         15,000         15,000        30,000          0.15%
Wilma J. Jarnigan                               1,000                                       1,000          0.005%
Gerald Kroll                                   10,000                        10,000        10,000          0.049%
Peggy and Vernon Laiche           1,000        10,000         10,000         10,000        20,000          0.098%
Robert M. Looney                  1,000                       10,000                       10,000          0.049%
Darrell & Darlene Nilson          2,500        25,000         25,000         25,000        50,000          0.25%
Linda and John Ollis                500         5,000          5,000          5,000        10,000          0.049%
Robert Bonner Sears               2,000        20,000         20,000         20,000        40,000          0.20%
Ben Smith, Jr.                    1,000        10,000         10,000         10,000        20,000          0.098%
Ben M. A. Smith III                             1,000                                       1,000          0.005%
Gina Rene Smith                                 1,000                                       1,000          0.005%
Paul A. Smith                     4,000        32,000         40,000         40,000        72,000          0.35%
Robert & Debbie Smith             2,000        20,000         20,000         20,000        40,000          0.20%
Chuck & Mary Lou Strange          1,000        10,000         10,000         10,000        20,000          0.098%
Sunset Ridge Partners Ltd         5,000        50,000         50,000         50,000       100,000          0.49%
Clark & Sally Sutley                500         5,000          5,000          5,000        10,000          0.049%
David & Dorothy Turner            2,500        25,000         25,000         25,000        50,000          0.25%
Shannon Belle Conklin Vincent                   1,000                                       1,000          0.005%
Sean Michael Williams                           1,000                                       1,000          0.005%
                             ------------  ------------  -------------  -------------  ------------  -------------
SUBTOTAL (506 shareholders)      118,750    1,187,500       1,187,500     1,187,500     2,375,000          11.72%





                                                                          NUMBER OF                  PERCENTAGE OF
NAME OF                         UNITS         SHARES       WARRANTS    SHARES OFFERED  TOTAL SHARES    OWNERSHIP
SHAREHOLDER                  BENEFICIALLY  BENEFICIALLY  BENEFICIALLY    BY SELLING    AND WARRANTS      AFTER
                                 HELD          HELD          HELD      SHAREHOLDERS(4) AS EXERCISED   OFFERING(3)
 OTHER SHAREHOLDERS
---------------------------  ------------  ------------  -------------  -------------  ------------  -------------
Aaron Bear                                     80,000                        80,000                         0.39%
Michael Gentile                                40,000                        40,000                         0.20%
Philip Salice                                  80,500                        80,500                         0.397%
Darrel Nilson                                  20,000                        20,000                         0.098%
Howard Knoble                                  15,000                        15,000                         0.074%
Sunset Ridge                                   10,000                        10,000                         0.049%
J.T. Frazier                                    4,500                         4,500                         0.022%
Andrea Cataneo                                 75,000                        75,000                         0.37%
                                           ------------                 -------------                -------------
SUBTOTAL (other shareholders)                 325,000                       325,000                         1.6%
                             ------------  ------------  -------------  -------------  ------------  -------------
GRAND TOTAL                      118,750    1,512,500                     1,512,500     2,375,000          13.320%
                             ============  ============  =============  =============  ============  =============



  (1) These shareholders represent the subscribers, or their assigns, in the Company's 2002 Offering in which 1,187,500 shares of Common Stock and 1,187,500 Warrants were issued. Each Warrant is exercisable into one share of Common Stock at the higher of $0.35 per share or 55% of the average bid and ask price for the past 20 days on the OTC Bulletin Board or Pinksheets. The shareholders in this group that do not hold Warrants acquired their shares as gifts from subscribers in our Units.

  (2) The total includes Warrants that are exercised into shares.

  (3) Based on a total of 20,261,250 shares issued and outstanding, which includes the exercise of Warrants into shares of Common Stock.

  (4) These shareholders represent consultants that issued services to the Company.

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this Prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this Offering, and because there are currently no agreements, arrangement or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholders after the completion of the Offering. However, for purposes of this table, we have assumed that after completion of the Offering none of the shares covered by this Prospectus will be held by the selling stockholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After the death of the company's founder, Mr. Robbins, in June of 1999, Mr. Jaramillo, now one of our Directors, took an active role with regard to our finding a suitable new business opportunity. Mr. Jaramillo was treasurer of the Company at that time. Beginning in December of 1999, Mr. Jaramillo became the Executive Manager of the newly formed Helm M&A Fund, LLC, which company has provided financing and financial advisory services to Concentrax, Inc. (recently, and under its former names) since early 2000.

Helm M&A Fund initially became involved with the Company in May of 2000. From May through July of 2000 Helm provided a total of $210,000 in financing. In December of 2000, Helm advanced additional funds totaling $15,000 in order for the Company to maintain its existence and financial viability, while Helm's executive manager and consultants assisted the Company in locating an alternative business opportunity. Helm also had its business consultants provide services on behalf of the Company with responsibility for business negotiation and contracts.

During January of 2001, Helm's consultants assisted the Company in the negotiation of the acquisition of business and assets of American Tracking Services, Inc. and agreed to provide additional financing to the Company totaling $600,000 for the Company to use to carry out its Plan of Operation. In addition, Helm's managers and consultants are actively assisting the Company in the identification of potential customers.

Helm was not a related party to the Company, but is a shareholder of the Company.

Mr. Jaramillo is presently a Director of our Company, and he is also a shareholder.

Our 351 Contribution Agreement, effective January 31, 2001, was made between the Company and nine (9) investors and former shareholders of American Tracking Service, Inc., a company that was dissolved in December of 2000. Because of that dissolution, each of the nine investors and former shareholders had an undivided interest in and to the business products, inventions and other assets of American Tracking Service, Inc. Pursuant to the 351 Contribution Agreement, all nine investors and former shareholders contributed their undivided interests to the Company. Of those nine investors and former shareholders, four are now Officers and/or Directors of the Company: Mr. Gifford is President, CEO and a Director; Mr. Smith is Treasurer, CFO and a Director; Mr. Looney is Secretary and a Director; and Mr. Gonzalez is a Director.

                              PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees or any of their successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non sale-related transfer after the date of this Prospectus (all of whom may be selling stockholders), may sell the shares of common stock from time to time on any stock exchange or automated interdealer quotation system on which the shares of common stock are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares of common stock by one or more of the following methods, without limitation:

o block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker dealer as principal and resale by the broker or dealer for its own account pursuant to this Prospectus;

o an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

o ordinary brokerage transactions and transactions in which the broker solicits purchases;

o    privately negotiated transactions;

o    short sales;

o through the writing of options on the shares of common stock, whether or not the options are listed on an options exchange;

o through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

o one or more underwritten offerings on a firm commitment or best efforts basis; and

o    any combination of any of these methods of sale.

The selling stockholders may also transfer the shares of common stock by gift. The Company does not know of any arrangements by the selling stockholders for the sale of any of the shares.

The selling stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares of common stock. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per share. If the broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares of common stock at the stipulated price.

Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then-prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of selling stockholder's shares offered under this Prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares of common stock short, and, in those instances, this Prospectus may be delivered in connection with the short sales and the shares offered under this Prospectus may be used to cover short sales.

To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the Offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchaser of selling stockholders' shares of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares of common stock offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares of common stock offered hereby so loaned or, upon a default, may sell or otherwise transfer the pledged shares that are being offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the securities.

In accordance with our 2002 Offering, the Company offered piggyback registration rights to all purchasers as well as to other shareholders that were issued their shares in exchange for services. The Prospectus will permit the selling stockholders to sell the offered shares without restriction and to keep the Registration Statement continuously effective for a certain period. The Company has agreed to pay certain reasonable expenses in connection with such registration. The Company will not be responsible for any underwriting fees, discounts or commissions in connection with an underwritten offering and broker-dealer concessions, commissions and allowances and marketing expenses.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

Except as otherwise noted elsewhere in this registration, the Company will not receive any proceeds from the sales of any of the shares by the selling stockholders.

The Company cannot assure you that the selling stockholders will sell all or any portion of the shares of common stock offered hereby.

                          DESCRIPTION OF CAPITAL STOCK

Our capital structure consists of shares of Preferred Stock and Common Stock, both having a par value of $.001 per share. The authorized classes, and the amount or number of each which are authorized and outstanding as of the date of this registration statement, are as follows:

Our capital structure consists of shares of Preferred Stock and Common Stock, both having a par value of $.001 per share. The authorized classes, and the amount or number of each which are authorized and outstanding as of the date of this Annual Report, are as follows:

                                     AUTHORIZED              OUTSTANDING
                                     ----------              -----------
Preferred Stock                       10,000,000                   -0-
Common Stock                         100,000,000               19,073,750

PREFERRED STOCK

The 10,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a "series" of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series. To date, the Board of Directors has not designated any series of Preferred Stock.

COMMON STOCK

The authorized common equity of the Company consists of 100,000,000 shares of Common Stock, with a $.001 par value, of which 19,073,750 shares of Common Stock are issued and outstanding. Shareholders (i) have general ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to shareholders upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which shareholders may vote at all shareholder meetings.

The Common Stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the Common Stock voting for election of directors can elect one hundred percent of the directors of the Company if they choose to do so. The Company, which has had no earnings, has not paid any dividends on its Common Stock and it is not anticipated that any dividends will be paid in the foreseeable future. Dividends upon Preferred shares must have been paid in full for all past dividend periods before distribution can be made to the holders of Common Stock. In the event of a voluntary or involuntary liquidation, all assets and funds of the Company remaining after payments to the holders of Preferred Stock will be divided and distributed among the holders of Common Stock according to their respective shares.

UNITS

A total of 118,750 Units were sold in the Regulation D, Rule 506 Offering. Each Unit consisted of 10 shares of Common Stock and 10 Common Stock Purchase Warrants, with the Warrants exercisable on a one Warrant for one Share basis, at an exercise price of the higher of $0.35 or 55% of the 20 day average bid and ask price on the OTCBB.

DIVIDEND POLICY

We intend to retain its earnings to provide funds for reinvestment in its business and, therefore, does not anticipate declaring or paying cash dividends in the foreseeable future. Any payment of the dividends by us will be subject to the then existing business conditions and the business results, cash requirements and financial condition of Concentrax, Inc., and will be at the discretion of its Board of Directors.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

As the description of our common stock indicates, Concentrax has shares of common stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including use in future public offerings to raise additional capital, corporate acquisitions or being paid as dividends on Concentrax outstanding capital stock.

                                  LEGAL MATTERS

Except as described below we are not engaged in any pending legal proceedings. We are not aware of any legal proceedings pending, threatened or contemplated, against any of our officers and directors, respectively, in their capacities as such.

The law firm of Hinton, Sussman, Bailey, and Davidson, and Mr. Edward D. Urquhart are currently representing the Company and Mark Gifford in a matter involving an inquiry and investigation by the Securities and Exchange Commission of the validity of certain press releases made by the Company. The matter will come before the United States District Court for the Southern District of Texas Houston Division court on the application of the SEC by consent of Defendants Concentrax, Inc., and Mark Gifford for issuance of a Final Judgment and Order of Permanent Injunction and Other Relief as to Defendants Concentrax, Inc. and Mark Gifford providing the relief set out in the proposed Final Judgment.

On or about February 22, 2003, the Company was served with a summons and complaint, Case Number 2003L000099, in the US Circuit court of the Eighteenth Judicial Circuit, from Samuel Lorenzo, a resident of Illinois that was a recipient of a fax solicitation he believed was from Concentrax, Inc. The Company is being represented by Block & Landsman in Chicago, and that firm will be filing a Motion to Dismiss in the next 30 days.

Callahan Roach Products and Publications named Concentrax, Inc. as a party defendant in its matter entitled Callahan Roach Products and Publications, LTD, and Andrew J. Kelly, Plaintiffs vs. Minolta Business Solutions, Inc. Pangea Design, Inc., and Concentrax, Inc., d/b/a Texas Concentrax, Inc., in the 96th Judicial district court of Tarrant County, Texas, Cause No.096-196397. Plaintiff's attorneys made an assumption that Concentrax, Inc. was affiliated with Pangea Design, Inc. at the time it entered into a contract with Pangea Design, Inc in July of 2001. Concentrax will represent that during that time, it had no relationship with Pangea Design, Inc. in its Motion to Dismiss. On May 9, 2003, Callahan Roach Products and Publications dismissed their case against Concentrax, Inc.


              DIRECTORS AND EXECUTIVE OFFICERS OF CONCENTRAX, INC.

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions with the Company held by each.

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions with the Company held by each.

NAME                               AGE          POSITION

Mark Gifford                       57           President, Director

Robert Michael Looney              51           Secretary, Director

Paul A. Smith                      49           Treasurer, Director

Carlos Jose Gonzalez, MD           50           Director

E. Terry Jaramillo 54 Director

Jeremy Wessels                     27           CTO, Director


Mark Gifford - Mr. Gifford became our President and Chairman of our Board of Directors on January 29, 2001. In April of 1998, Mr. Gifford founded American Tracking Service, Inc., where he served as President and Director until the company was voluntarily dissolved on December 18, 2000. American Tracking Service, Inc. was formed primarily to develop, market and sell a satellite or Global Positioning Satellite based automobile tracking device that Mr. Gifford designed. All rights, title and interest in the pending patent application for the tracking device were assigned by Mr. Gifford to Concentrax, Inc. coincident with the Section 351 Contribution Agreement that was made by and among the previous owners (shareholders and investors) of American Tracking Service, Inc. and Concentrax, Inc. (then called Miami Dade Ventures, Inc.), which became effective on January 31, 2001. From 1995 though April of 1998, Mr. Gifford was an automotive security systems consultant, marketing his own electronic security devices to rental car companies and commercial fleets nationwide. His automotive and vehicle security experience goes back to 1986 when he invented a security device called "CarGard" which was the basis of his successful manufacturing and marketing company of the same name.

Robert Michael Looney - Mr. Looney is Secretary and a member of our Board of Directors, serving in these capacities since January 29, 2001. Having over 25 years of experience as a petroleum geologist and geophysicist, he has co-founded two corporations in the business of oil and gas exploration. In August of 2000, Mr. Looney founded Thorp Petroleum, Inc., where he is involved in strategic business development and marketing; and he was also a founder of Cymraec Exploration, Inc., which was formed in July of 2000. Also, from 1996 to the present, he has served and continues to serve as President of Ballistic Sports Images, Inc. He served as Vice President and Secretary of Apogee, Inc. from May of 1995 through December of 1999. From January of 1998 though December of 1999, Mr. Looney served as Vice President of New Ventures for Esenjay Exploration, Inc. He was a Geologist for Aspect Resources from February through December of 1997, and spent the previous four years, from May of 1993 through February of 1997, working as a Geological Consultant for Geokinetics Productions Co., Inc. He earned a Master of Arts in Geology from the University of Texas at Austin in 1977, having been previously graduated from that same university in 1971 with a Bachelor of Science in Geology. Among his professional affiliations are the Houston Geological Society and the American Association of Petroleum Geologists.

Paul A. Smith - Mr. Smith is our Treasurer and a member of our Board of Directors, serving in these capacities since January 29, 2001. From February of 1994 through the present, he has been a Geological Consultant to the oil and gas exploration industries, identifying drill-sites through his examination and analysis of geological and geophysical data. Over the past decade, Mr. Smith has provided geological consulting services to the following companies, among others: Pennzoil Exploration and Production Company, Dolomite Resources, Strand Energy and Columbia Gas Development, where he served as Senior Geologist. He holds a Bachelor of Science Degree in Geology from Washington State University and has completed all of the course work for his Master of Arts in Geology from the University of Texas at Austin. Mr. Smith belongs to several professional organizations, including the Houston Geological Society and the American Association of petroleum Geologists.

E. Terry Jaramillo - Mr. Jaramillo is the Executive Manager of Helm M&A Fund LLC. He has been the Executive Manager of Helm since December of 1999 when it was organized. During that period, he also served as the President of Capital Interfunding, Inc., providing business and financial consulting services to a variety of corporate regulated financial entity clients. From 1997 to December 2000, Mr. Jaramillo served as the Chief Underwriter of Capital International SBIC, a regulated Small Business Investment Company. From 1994 to 1997, he was the Managing Director of AIBC Investment Services Corporation and was the head of the International Corporate Finance Division, with responsibility for providing financial advisory services and private placement services to foreign corporations. From 1989 to 1994, he was Senior Vice President of Bankest Capital Corp, where he managed both the corporate finance and factoring staffs that served both domestic and foreign clients.

Carlos Gonzalez, MD - Dr. Gonzalez is a Director of our Company. He is a medical doctor, practicing since 1981. Beginning in 1986, he has been in private medical practice in Houston Texas, under the name of General Practice Associates, P.A., Dr. Gonzalez is a member of the Harris County Medical Society, the Texas Medical Association, the Texas Academy of Family Physicians, and the American Academy of Family Physicians. He is an active staff member of Cypress Fairbanks Medical Center Hospital, where he served as Chairman of the Department of Family and General Practice in 1996 and was a member of the Medical Executive Committee in 1996 and 1997. He is also an active staff member of Spring Branch Memorial Hospital where he was Chairman of the Department of General and Family Medicine in 1988, 1989 and 1991, was elected Chief of the Medical Staff in 1993, was a member of the Medical Executive Committee from 1988 through 1994, and was a member of the Board of Directors from 1993 through 1995. Dr. Gonzalez was an investor in American Tracking Services, Inc. and as a result of assisting in its marketing efforts is familiar with the Company's products and business.

Jeremy Wessels - Jeremy Wessels is our Chief Technical Officer and Director, serving in these capacities since November of 2002. Previously, Mr. Wessels was President of Pangea Design, Inc., a computer software, web design and Internet development company that he founded in April of 2000. Mr. Wessels holds a degree in Computer Sciences and over a dozen specialty certifications as well as 10 years of industry experience. He was nominated twice for Ernst and Young's prestigious Entrepreneur of the year Award by Ernst and Young. He was also nominated for the Texas Ecomm 100 Awards for the top 100 most influential men in Texas Technology. Wessels and his team are leaders in Internet development, and have worked with companies like Dell Computers(TM), Ernst and Young(TM), CoachUSA(TM), and Alphagraphics(TM).

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                        MANAGEMENT PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 31, 2003 information regarding the beneficial ownership of shares of our Common Stock by each person known by us to own five percent or more of the outstanding shares of Common Stock, by each of our Officers, by each of our Directors, and by our Officers and Directors as a group. On March 31, 2003, there were 19,073,750 shares issued and outstanding of record.

                                          SHARES
                                             OF
NAME & ADDRESS OF                          COMMON          PERCENTAGE
BENEFICIAL OWNERS                          STOCK          AS OF 3/31/03(1)
-----------------                         --------        ---------------
Mark Gifford                             1,017,500(3)          5.33%
817 Oak Glen
Houston, Texas  77076

Carlos Jose Gonzalez, MD                 1,591,000(2)          8.34%
5503 Ashmere Lane
Spring, Texas 77379

Robert Michael Looney                      780,000(2)          4.09%
7622 Holly Court Estates Drive
Houston, Texas 77095

Paul S. Smith                              995,375(3)          5.22%
14862 Kaler
Houston, Texas 77060

E. Terry Jaramillo                          78,000(2)           .41%
550 Vittorio Avenue
Coral Gables, FL 33146

Jeremy Wessels                             657,500(3)          3.44%
3610 Park Vine Court
Katy, Texas 77450

All Executive Officers and Directors
as a group (6 persons)                   5,119,375            26.83%

---------------------



(1) Based upon 19,073,750 shares issued and outstanding on March 31, 2003.

(2) For the months of January and February, Messrs. Gonzalez, Looney and Jaramillo, our non-employee directors, received two thousand shares each as part of their agreement to serve as Directors. This was increased, in March of 2002, to 5,000 shares per month.

(3) Beginning in March of 2002, our employee Directors, Messrs. Mark Gifford and Paul Smith began to receive 2,500 shares per month as compensation for their service on the Board. As of October 1, 2002, Mr. Jeremy Wessels, then a new member of the Board and an employee Director, began to earn 2,500 shares monthly.

                                     EXPERTS

The financial statements and the related financial statement schedule incorporated in this Prospectus from Concentrax, Inc. on Form 10-KSB, filed on April 15, 2003 for the year ended December 31, 2002 and on April 30, 2002 for the year ended December 31, 2001; Form 10-QSBs, filed on August 14, 2002 for the quarter ended June 30, 2002; and May 15, 2002 for the quarter ended March 31, 2002. The quarterly reports are unaudited by Malone & Bailey, PLLC, as stated in their report, which are included herein by reference and in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires Concentrax, Inc. to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements, and other information with the Commission. You can inspect and copy this information at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street,

N.W., Washington, D.C. 20549.

You can receive additional information about the operation of the Securities and Exchange Commission's Public Reference Rooms by calling the Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov which contains reports, proxy and information statements, and other information regarding companies that file information electronically with the Securities and Exchange Commission.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have already filed with the SEC. The information that we incorporate by reference is considered part of this prospectus, and related information that we file with the SEC will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of their shares or until the registration rights of the selling shareholders expire. The following documents previously filed with the SEC are specifically incorporated herein by reference:

1. Registrations on Form S-8 with the SEC on June 26, 2002, August 30, 2002, and February 19, 2003;

2. The quarterly report on Form 10-QSB/A for Concentrax, Inc. for the quarter ended March 31, 2003, filed with the SEC on May 20, 2003;

3. The quarterly report on Form 10-QSB for Concentrax, Inc. for the quarter ended June 30, 2002, filed with the SEC on August 14, 2002;

4. The quarterly report on Form 10-QSB for Concentrax, Inc. for the quarter ended September 30, 2002, filed with the SEC on November 19, 2002;

5. The quarterly report on Form 10-QSB for Concentrax, Inc. for the quarter ended March 31, 2002, filed with the SEC on May 15, 2002;

6. The annual report on Form 10-KSB for Concentrax, Inc. for the year ended December 31, 2002, filed April 30, 2002;

7. The quarterly report on Form 10-QSB for Concentrax, Inc. for the quarter ended September, 2001, filed with the SEC on November 13, 2001;

8. The amended registration statement filed on Form 10-SB/A filed on June 19, 2001.

Pursuant to SEC rules, copies of items 3 and 4 above are being furnished with this prospectus, and should be considered a part of this prospectus. In addition, you may request a free copy of any of the above filings, or any filings subsequently incorporated by reference into this prospectus, by writing or calling us at the following address:

2400 Augusta Place, Suite 425
Houston, Texas 07757

(888) 340-9715

IMPORTANT NOTE: You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling shareholders will not make an offer of our common stock in any state where the offer is not permitted.

                                2,700,000 SHARES

                                       OF

                                  COMMON STOCK

                                       OF

                                CONCENTRAX, INC.

                                   PROSPECTUS

                              DATED MARCH 31, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:

Itemization                        Amount

SEC registration fee               $  593.52
Transfer Agency fees               $1,250.00
Accounting fees and expenses       $5,000.00
Printing                           $  500.00
Miscellaneous                      $  500.00
                                      ------
Total                              $7,843.52



                    INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our Articles of Incorporation authorize the Board of Directors, on behalf of us, and without shareholder action, to exercise all of our powers of indemnification to the maximum extent permitted under the applicable statute, as amended, permits us to indemnify our directors, officers, employee's fiduciaries and agents as follows:

The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

(a) The person conducted himself or herself in good faith;

(b) The person reasonably believed:

(1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

(2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

(c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons under the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expense incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. Provisions regarding indemnification of officers and directors of CONCENTRAX are contained in Concentrax's Bylaws.

                     RECENT SALES OF UNREGISTERED SECURITIES

Following are issuances and sales of our unregistered securities from our inception through December 31, 2002.

We were incorporated on January 15, 1999. In connection with our organization, we issued to our founder 67,100 shares of our Common Stock for establishing the enterprise. This issuance was considered exempt under Section 4(2) of the Securities Act. On January 17, 1999, we began offering of 160,000 shares of Common Stock pursuant to Rule 504 of Regulation D at an offering price of $.001 per share. That offering was fully subscribed and a total of 160,000 shares of Common Stock were issued pursuant to that offering. That issuance was considered exempt under Section 3(b) of the Securities Act and Rule 504 of Regulation D promulgated thereunder.

Pursuant to a Rule 504 offering dated January 18, 1999, we offered 3,500 shares of our Common Stock at an offering price of $0.10 per share. There were 29 subscribers for 100 shares each, and a total of 2,900 shares of Common Stock were issued in that offering. This issuance was considered exempt under Section 3(b) of the Securities Act and Rule 504 of Regulation D promulgated thereunder.

In a Rule 504 offering dated January 19, 1999, we offered 20,000 shares of our Common Stock to Sandra Robbins, wife of our then president, at an offering price of $1.00 per share. That offering was fully subscribed, and was considered exempt under Section 3(b) of the Securities Act and Rule 504 of Regulation D promulgated thereunder.

On October 1, 1999, the Company approved a forward split of its issued and outstanding Common Stock at a ratio of 15 post-split shares for each issued and outstanding share of Common Stock. (15:1) This forward split brought our total issued and outstanding shares to 3,750,000 shares. From that total, in January of 2000, 80,000 shares of Common Stock were returned to the Company and were immediately canceled, leaving 3,670,000 shares issued and outstanding.

On or about May 8, 2000 the Company conveyed to Sandra Robbins, the widow of our founder, all rights, title and interest in and to the insurance business formerly conducted by John Robbins in exchange for her transfer of 1,239,400 shares of Common Stock to the Company, which exchange she accepted, and those shares have since been canceled by the Company. Since there was no issuance made in this transaction, but rather a return to the Company of stock that was subsequently canceled, the Company is not citing an exemption for this transaction.

At various times between May 17, 2000 and June 26, 2000, Helm M&A Fund, LLC, made cash advances to the Company totaling $210,000. Helm M&A Fund, LLC is a merger and acquisition company. By December 2000, it became clear that the Company could not repay the $210,000 of advances. Helm agreed to convert its advances to equity and we issued 210,000 shares (post-split) of our Common Stock to Helm in December of 2000. The value of $1.00 per share was used because at the time the advances were made, the assumed fair market value of the shares was $1.00 per share. These issuances were considered exempt from registration under
Section 4(2) of the Securities Act.

In December of 2000, we made concerted effort to find a viable business to acquire. In order to prepare the Company for such an acquisition, in December of 2000, Helm M&A Fund, LLC made additional payments to the Company totaling $15,000. Because the shares had no apparent market value, as of that date, a reduced price $0.05 per share was used, and Helm was issued 300,000 shares (post-split). This issuance was considered exempt by reason of Section 4(2) of the Securities Act.

Also in December of 2000, we issued 50,000 shares (post-split) of our Common Stock to an organization in exchange for consulting services at $0.05 per share. This issuance was considered exempt from registration under Section 4(2) of the Securities Act.

On January 25, 2001, we issued 1,009,400 shares (post-split) of Common Stock to four individuals and entities in exchange for their services in connection with the acquisition of the business and business assets of American Tracking Services, Inc. These issuances were considered exempt from registration under
Section 4(2) of the Securities Act.

Effective January 31, 2001, we entered into a 351 Contribution Agreement with nine individuals, all of whom contributed and transferred their undivided rights, title and interest in the former American Tracking Service, Inc., a Texas corporation that was dissolved in 2000, with such rights, title and interest including, but not being limited to, software, the business plan, contacts, the patent pending and the research and development relating to all variations of a certain tracking device. For that contribution, we issued to those individuals 6,000,000 shares (post-split) of our Common Stock. This issuance was considered exempt under Section 4(2) of the Securities Act. Because of this Agreement, the nine individuals now own 60% of the issued and outstanding shares of the Company.

In March of 2001, we issued a total of 36,000 shares to our three non-employee directors (12,000 hares each) for their services. These issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act of 1933.

On August 20, 2001, we issued 350,000 shares to Helm M&A Fund, LLC. Previously, in the third quarter, we had issued 375,000 shares to the Helm Fund; however, those shares were returned and cancelled in exchange for the shares issued in the third quarter. This issuance was considered exempt from registration by reason of Section 4(2) of the Securities Act of 1933.

On December 13, 2001, we issued 81,250 shares to Helm M&A Fund, LLC. This issuance was considered exempt from registration by reason of Section 4(2) of the Securities Act of 1933.

On December 19, 2001, we issued 33,000 to the non-employee Directors of the Company representing their 1,000 per month issuances for 11 months (February through December of 2001). These issuances were considered exempt from registration under Section 4(2) of the Securities Act.

On December 21, 2001, we issued 26,700 shares to Andrea Cataneo, Esq. in exchange for legal services. This issuance was considered exempt from registration under Section 4(2) of the Securities Act.

In a Regulation D, Rule 506 offering made in February of 2002, the Company sold 118,750 Units to 32 investors for total proceeds of $142,020. Each Unit consisted of 10 shares of our Common Stock and 10 Common Stock Purchase Warrants exercisable at the higher of $0.35 or 55% of the 20 day average bid and ask price on the OTCBB. That issuance was considered exempt by reason of Rule 506 promulgated under Regulation D of the Securities Act of 1933, and Section 4(2) of the Act. Additionally 325,000 shares were issued to consultants for their legal, advisory and professional consulting services, with such issuances being exempt from registration by reason of Section 4(2) of the Securities Act of 1933. These shares will be registered on a Form SB-2 during the month of August of 2002, and upon approval by the SEC, those shares will be unrestricted.

In February of 2002, we signed a Performance Earn-Out Agreement with PJC Associates, Inc. for annual financial advisory services, introductory services and consulting. As part of this agreement, we issued 500,000 restricted shares to PJC Associates on an earn-out basis of 100,000 per month for the first five months of performance based on pre-determined performance criteria. All such shares have been issued to date, and all issuances were exempt from registration by reason of Section 4(2) of the Securities Act of 1933.

On April 1, 2002, we issued 26,000 shares our Directors as compensation. These issuances were considered exempt from registration under Section 4(2) of the Securities Act. Also on that date, we issued 40,000 shares in exchange for legal services. This issuance was considered exempt from registration by reason of
Section 4(2) of the Securities Act of 1933.

On April 9, 2002, we issued 75,000 shares to an individual in exchange for his financial consulting services. This issuance was considered exempt from registration by reason of Section 4(2) of the Securities Act of 1933.

On May 14, 2002, we issued a total of 25,000 shares to the following individuals: 5,000 shares to each of our three non-employee directors; 2,500 to our two employee directors; and 5,000 for legal services. These issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act of 1933. In an effort to conserve our working capital, we issue restricted shares of our Common Stock monthly to our board of directors and our legal counsel as compensation. Such issuances were made monthly from May through December of 2002, and all were considered exempt from registration by reason of
Section 4(2) of the Securities Act of 1933.

On June 4, 2002, we issued a total of 500,000 shares to a consultant for financial advisory and introductory services in accordance with a Performance Earn-Out Agreement. The shares were issued, but placed in escrow, to be released over a several month period. This issuance was considered exempt from registration by reason of Section 4(2) of the Securities Act of 1933.

In September of 2002, we issued a total of 800,000 shares in signing bonuses for three new employees: Jeremy Wessels, our CTO, Edward Wadsworth, our Lead Software Developer, Joshua Choi, our Art Director. These individuals have three year renewable employment contracts with the Company.

Also in September of 2002, we issued 85,000 shares to two consultants in exchange for their legal and marketing/introductory services. These issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act of 1933.

In a Regulation D, Rule 506 offering made in September of 2002, the Company sold 964,000 shares to 53 investors for total proceeds of $482,000. That issuance was considered exempt by reason of Rule 506 promulgated under Regulation D of the Securities Act of 1933, and Section 4(2) of the Act. Additionally, shares were issued to introducers and consultants for various services including legal, advisory and professional consulting services, with all such issuances being exempt from registration by reason of Section 4(2) of the Securities Act of 1933. Certificates were not physically issued to investors until January of 2003.

In January 2003, Concentrax signed an Exclusive Distribution and Master Franchise Agreement with Concentrax Europe Ltd. ("CE"), an entity in formed by individuals that had distribution networks in the European countries that wish to sell and distribute our products in logical markets. In connection with the appointment as our European distributor hereunder, CE had agreed to pay a one-time nonrefundable franchise fee of $1,000,000 U.S. Dollars, representing the full, final and complete consideration payable by CE to CTRX in consideration for the distribution rights granted in the Agreement.

Subject to a separate Stock Purchase Agreement, we agreed to issue up to 3,000,000 shares of common stock. As of March 31, 2003, Concentrax issued 250,000 shares of common stock. As of March 31, 2003, 2,500,000 shares were held in escrow. This issuance was considered exempt by reason of Section 4(2) of the Securities Act of 1933.

On January 28, 2003, we issued 250,000 to Concentrax Europe, Ltd. ("CE") in accordance with our Exclusive Distribution and Master Franchise Agreement with that Company. This issuance was considered exempt from registration by reason of
Section 4(2) of the Securities Act of 1933. On February 27, 2003, we issued a total of 2,500,000 shares to CE, all of which shares have been placed in escrow, in accordance with the Agreement, and will be earned out according to performance criteria. This issuance was considered exempt from registration by reason of Section 4(2) of the Securities Act of 1933.

On January 31st , February 28th and March 31st of 2003, we issued a total of 27,500 for each of the three months to the following individuals: 5,000 shares to each of our three non-employee directors; 2,500 to our three employee directors; and 5,000 for legal services In an effort to conserve our working capital, we issue restricted shares of our Common Stock monthly to our board of directors and our legal counsel as compensation. These issuances were considered exempt from registration by reason of Section 4(2) of the Securities Act of 1933.

On February 4, 2003, we issued 35,000 shares to the Corporate Road Show, a Video Production, Conferencing and Corporate Road Show production and coordination company in exchange for its annual contract for services to Concentrax, Inc. This issuance was considered exempt from registration by reason of Section 4(2) of the Securities Act of 1933.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
  Concentrax, Inc.
  Houston, Texas

We have audited the accompanying balance sheet of Concentrax, Inc. (a Development Stage Company) as of December 31, 2002, and the related statements of operations, stockholders' equity, and cash flows for each of the two years then ended and for the period from December 10, 1998 (inception) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Concentrax, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the two years then ended and for the period from December 10, 1998 (inception) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

Malone & Bailey, PLLC
Houston, Texas
www.malone-bailey.com

March 20, 2003

                                CONCENTRAX, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET
                                December 31, 2002

                                     ASSETS

Current assets

  Cash                                                              $   277,671
  Prepaid expenses                                                       45,714
                                                                    -----------
                                                                        323,385

Property and equipment, net                                             269,867
Patents                                                                  20,831

                                                                    $   614,083

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Accrued payable                                                   $    10,395
  Accrued expenses                                                       23,294
                                                                    -----------
    Total current liabilities                                            33,689
                                                                    -----------

Commitments and contingencies

STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value, 10,000,000 shares
    authorized, no shares issued and outstanding                           --
  Common stock, $.001 par value, 100,000,000 shares
    authorized, 15,770,120 shares issued and outstanding                 15,770
  Additional paid in capital                                          2,454,470
  Deficit accumulated during the development stage                   (1,889,846)
                                                                    -----------
    Total Stockholders' Equity                                          580,394
                                                                    -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $   614,083
                                                                    ===========




                 SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                       AND NOTES TO FINANCIAL STATEMENTS.

                                CONCENTRAX, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS

                                                                    Inception
                                           Years ended               through
                                           December 31,            December 31,
                                   ----------------------------    ------------
                                       2002            2001            2002
                                   ------------    ------------    ------------

Revenues                           $      5,670    $       --      $      5,670
Cost of goods sold                        4,390            --             4,390
                                   ------------    ------------    ------------
Gross margin                              1,280            --             1,280
                                   ------------    ------------    ------------
Operating Expenses:
  General and administrative            697,759         177,578         914,908
  Salaries                              527,608         118,200         645,808
  Professional fees                     191,779          64,232         256,011
  Research and development               11,972          27,538          47,487
  Depreciation                           28,031             778          28,809
                                   ------------    ------------    ------------
                                      1,457,149         388,326       1,893,023
                                   ------------    ------------    ------------
Loss from operations                 (1,455,869)       (388,326)     (1,891,743)
Interest income                             424           1,473           1,897
Net loss                           $ (1,455,445)   $   (386,853)   $ (1,889,846)
                                   ============    ============    ============
Net loss per share:
  Basic and diluted                $      (0.12)   $      (0.04)
                                   ============    ============
Weighted average shares
  outstanding:

    Basic and diluted                11,881,401      10,160,974
                                   ============    ============



                 SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                       AND NOTES TO FINANCIAL STATEMENTS.

                                CONCENTRAX, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

       Period from December 10, 1998 (Inception) through December 31, 2002


                                                                                               Deficit
                                               Common stock                                  accumulated
                                      --------------------------------   Additional paid      during the
                                           Shares           Amount         in capital     development stage        Total
                                      -----------------  -------------  ----------------- ------------------  ----------------
Issuance of common stock
  for assets                                6,000,000    $      6,000   $        44,010   $                -  $        50,010
Net loss                                            -               -                 -              (44,570)         (44,570)
                                      ---------------    ------------   ---------------   ------------------  ---------------
Balance,
  December 31, 1999                         6,000,000           6,000            44,010              (44,570)           5,440
Contributed capital                                 -               -               634                    -              634
Issuance of common stock
  for the net
  liabilities of Miami-
  Dade Auto and Home
  Insurance, Inc. and
  recapitalization                          4,000,000           4,000            (4,170)                   -             (170)
Net loss                                            -               -                 -               (2,978)          (2,978)
                                      ---------------    ------------   ---------------   ------------------  ---------------
Balance,
  December 31, 2000                        10,000,000          10,000            40,474              (47,548)           2,926
Issuance of common stock
  for services and
  directors fees                               95,700              96            70,704                    -           70,800
Issuance of common stock
  for cash                                    431,250             431           344,569                    -          345,000
Net loss                                            -               -                 -             (386,853)        (386,853)
                                      ---------------    ------------   ---------------   ------------------  ---------------
Balance,
  December 31, 2001                        10,526,950          10,527           455,747             (434,401)          31,873
Issuance of common stock
  for assets                                  400,000             400           199,600                    -          200,000
Issuance of common stock
  for services and
  directors fees                            2,256,500           2,256           872,821                    -          875,077
Issuance of common stock
  for cash, net of costs                    2,586,670           2,587           926,302                    -          928,889
Net loss                                            -               -                 -           (1,455,445)      (1,455,445)
                                      ---------------    ------------   ---------------   ------------------  ---------------
Balance,
  December 31, 2002                        15,770,120    $     15,770   $     2,454,470          $(1,889,846) $       580,394
                                      ===============    ============   ===============   ==================  ===============



                 SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                       AND NOTES TO FINANCIAL STATEMENTS.

                                CONCENTRAX, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS


                                                                 Years ended                    Inception through
                                                                 December 31,                       December 31,
                                                    -------------------------------------       ------------------
                                                          2002                 2001                    2002
                                                    -----------------     ---------------       ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                $(1,455,445)           $  (386,853)           $(1,889,846)
Adjustments to reconcile net loss
 to cash used in operating activities:
    Depreciation                                             28,031                    778                 29,576
    Impairment                                                 --                     --                    1,933
    Common stock for services                               875,077                 70,800                945,877

Changes in current assets and liabilities:
    Prepaid expenses                                        (45,714)               (45,714)
    Accounts payable                                          8,990                  1,148                 10,395
    Accrued expenses                                         (5,098)                28,392                 23,294
                                                        -----------            -----------            -----------
NET CASH USED IN OPERATING
  ACTIVITIES                                               (594,159)              (285,735)              (924,485)
                                                        -----------            -----------            -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES
                                                                               -----------            -----------
    Capital expenditures                                   (107,034)                (9,339)              (121,743)
                                                        -----------            -----------            -----------

CASH FLOWS FROM FINANCING ACTIVITIES
                                                                               -----------            -----------
  Issuance of common stock, net                             928,889                345,000              1,323,899
                                                        -----------            -----------            -----------

NET INCREASE IN CASH                                        227,696                 49,926                277,671
  Cash, beg. of period                                       49,975                     49                   --
                                                        -----------            -----------            -----------
  Cash, end of period                                   $   277,671            $    49,975            $   277,671
                                                        ===========            ===========            ===========

Supplemental information:

  Income taxes paid                                     $      --              $      --              $      --
  Interest paid                                         $      --              $      --              $      --

Non-cash Transactions:
  Issuance of common stock for
    Assets                                              $   200,000            $      --              $   250,010




                 SEE ACCOMPANYING SUMMARY OF ACCOUNTING POLICIES
                       AND NOTES TO FINANCIAL STATEMENTS.

                                CONCENTRAX, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Concentrax, Inc. (a development stage company) referred to as "Concentrax" is incorporated in Nevada. Concentrax provides monitoring and tracking systems for the automobile, equipment and the air cargo container industries. Concentrax's primary product, called "Track-Down" is a self-contained (i.e. a portable and operational without additional components) transceiver Unit that can be installed in vehicles and essentially any movable equipment that has a battery. Concentrax provides a responsive and efficient system for vehicle and asset monitoring that accomplishes accurate tracking by using Global Positioning Satellite technology, existing cellular telephone networks and a single-wire device that is hooked up to the vehicle's battery.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Long-lived Assets

Property and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations. Depreciation is computed by applying the straight-line method over the estimated useful lives of each asset office equipment: (3 to 5 years), machinery and equipment (5 years) and software (5 years). Concentrax performs reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Concentrax records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Research and Development Costs

Research and development costs are charged to expense, as incurred.

Other Assets

Other assets include legal fees incurred in connection with an application for a patent. Patent costs will be amortized on a straight-line basis over their useful life. No amortization of these costs has been recorded to date.

Basic Loss Per Share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Concentrax does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company's results of operations, financial position or cash flow.

NOTE 2 - RECURRING LOSSES

Concentrax has incurred losses of $1,455,445 and $386,853 for the years ended December 31, 2002 and 2001, respectively. Concentrax has raised additional working capital through a private placement. As of March 20, 2003, Concentrax raised $257,375 and believes it has enough working capital to continue its operations for the next 12 months.

NOTE 3 - REVERSE MERGER

On January 29, 2001 certain former shareholders of the Company contributed their undivided interests in business products, inventions and other assets of the dissolved corporation, American Tracking Services, Inc., for 6,000,000 shares of common stock. Concentrax, Inc. was formerly known as Miami-Dade Auto and Home Insurance, Inc. and changed its name on February 1, 2001 in connection with the recapitulation. For accounting purposes, the acquisition of Miami-Dade by the Company has been treated as an acquisition and as a recapitalization. The historical financial statements presented above include the net assets of Miami-Dade as of December 31, 2000. The Company is the accounting acquirer and the results of its operations and deficit carries over.

Since Miami-Dade's balance sheet is insignificant, a pro-forma consolidated balance sheet is not presented here.

NOTE 4 - Property and Equipment

Property and equipment consisted of the following at December 31:

                                               2002                2001
                                         -------------       -------------
    Office equipment                     $       8,068       $       9,339
    Machinery and equipment                    101,106                   -
    Software                                   189,502                   -
                                         -------------       -------------
                                               298,676               9,339
    Less: Accumulated depreciation              28,809                 778
                                         -------------       -------------
                                         $     269,867       $       8,561
                                         =============       =============

Depreciation expense totaled $28,031 and $778 in 2002 and 2001, respectively.

NOTE 5 - SHAREHOLDERS EQUITY

Common Stock - The authorized common stock of the Company consists of 100,000,000 shares at $.001 par value.

During 2002, Concentrax issued 1,848,500 shares of common stock for cash proceeds of $928,889, net of expenses.

During 2002, Concentrax issued 2,256,500 shares of common stock for services, including directors' fees, legal fees and marketing services for $875,077 or the fair value of the services provided.

During September 2002, Concentrax issued 200,000 shares of common stock for software valued at its fair value of $100,000.

During June 2002, Concentrax issued 200,000 shares of common stock for equipment valued at its fair value of $100,000.

In December 2001, Concentrax issued 59,700 shares of common stock to its directors and attorney for services valued at $47,760.

In August and December 2001, Concentrax issued and sold 431,250 shares of common stock for proceeds of $345,000.

In March 2001, Concentrax issued 36,000 shares of common stock to its directors for services valued at $23,040 or the fair value of the services provided.

NOTE 6 - INCOME TAXES

For the years ended December 31, 2002 and 2001, Concentrax incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $1,600,000 at December 31, 2002, and will expire in the years 2020 through 2022.

Deferred income taxes consist of the following at December 31:

                                       2002               2001
                                 --------------      -------------
    Long-term:
      Deferred tax assets        $     550,000       $     133,000
      Valuation allowance             (550,000)           (133,000)
                                 -------------       -------------
                                 $           -       $           -
                                 =============       =============


NOTE 7 - COMMITMENTS AND CONTINGENCIES

Concentrax currently leases its office space located in Houston, Texas over a 5 year term from June 2001 through July 2006. The monthly rental payment is $3,530. Future minimum lease payments are $42,360 in each of the years 2003, 2004 and 2005 and $24,710 in 2006.

Rent expense was $17,146 and $0 for the years ending December 31, 2002 and 2001, respectively.

LITIGATION

On November 22, 2002, the Securities and Exchange Commission suspended trading of the Company's Common Stock due to questions raised about the accuracy of three press releases. While trading resumed on the Pinksheets on December 9, 2003, trading will not resume on the OTCBB until a 15c-211 submission is made by a market maker to the NASD and such submission is accepted. A stipulation and consent is being submitted by counsel to the SEC in the United States District Court for the Southern District of Texas, Houston Division for acceptance.

Concentrax has two other lawsuits and claims asserted against it. Management believes the lawsuits and/or claims are not material to the Concentrax.

                                  UNDERTAKINGS

The undersigned small business issuer hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. That, for determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering; or

3. to file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the Offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 28, 2003.

 /S/  MARK GIFFORD
------------------------------
MARK GIFFORD, PRESIDENT
CHIEF EXECUTIVE OFFICER, DIRECTOR

/S/  PAUL SMITH
------------------------------
PAUL SMITH, CFO, TREASURER AND DIRECTOR

 /S/  ROBERT MICHAEL LOONEY
------------------------------
ROBERT MICHAEL LOONEY, DIRECTOR

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                                INDEX TO EXHIBITS

Exhibit Number:   Description:

   5.1            Opinion of Andrea Cataneo, Esq.

*.10.10           Master Franchise Agreement with Mercado Americas, SA.

* 10.11 Exclusive Distribution and Master Franchise Agreement with Concentrax Euro

* 10.12           Consulting Services Agreement with United Investments
                  Management, Inc.

* 10.13           Marketing Agreement with Channel Marketing Group, Inc.

  10.14           Performance Earn-Out Agreement with PJC

  10.15           Subscription Agreement of Concentrax, Inc.

  10.16           2002-A Warrant Agreement dated March 25, 2002

  10.17           2002-A Offering Warrant dated March 25, 2002

  23.1            Consent of Malone & Bailey, PLLC

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* Filed previously with 10-KSB/A for year ended December 31, 2002.



The following documents previously filed with the SEC are specifically incorporated herein by reference:

1. The quarterly report on Form 10-QSB for Concentrax, Inc. for the quarters ended September 30, 2002 and March 31, 2003, filed with the SEC on November 19, 2002 and May 20,, 2003 respectively;

2. The annual report on Form 10KSB for Concentrax, Inc. for the year ended December 31, 2002, filed with the SEC on April 16, 2003;

3. The quarterly report on Form 10-QSB for Concentrax, Inc. for the quarters ended March 31, 2002 and June 30, 2002, filed with the SEC on May 15, 2002 and August 14, 2002 respectively;

4. The annual report on Form 10KSB for Concentrax, Inc. for the year ended December 31, 2001, filed with the SEC on April 30, 2002;

5. The quarterly report on Form 10-QSB for Concentrax, Inc. for the third quarter ended September 30, 2001, filed with the SEC on November 19, 2001;

6. The quarterly report on Form 10-QSB for Concentrax, Inc. for the second quarter ended June 30, 2001, filed with the SEC on August 20, 2001;

7. The quarterly report on Form 10-QSB for Concentrax, Inc. for the first quarter ended March 31, 2001, filed with the SEC on June 22, 2001;

8. The Registration Statement on Form 10-SB/A filed with the SEC on June 19,
2001.


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